Exhibit 4.6

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

RESEARCH AND DEVELOPMENT COLLABORATION
AND OPTION AGREEMENT

This Research and Development Collaboration and Option Agreement (this “Agreement”) is made and entered into effective as of 5 January 2024 (the “Effective Date”) by and between Orano Med, a French simplified joint-stock company, with registered office at 125 avenue de Paris, 92320 Chatillon, France (“Orano Med”), and Molecular Partners, a Swiss corporation, with registered office at Wagistrasse 14, 8952 Schlieren, Switzerland (“Molecular Partners”). Molecular Partners and Orano Med may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
WHEREAS, Orano Med has developed experience and know-how in the field of targeted alpha-emitter therapies using a lead-212 isotope (“[***]”), production of high-purity [***], design and production of chelating agents as well as transportation of such radionuclide, and wishes to extend the range of therapies using [***].
WHEREAS, Molecular Partners has developed, owns or otherwise controls know-how, experience and proprietary information pertaining to designed repeat proteins, including DARPin proteins, and their research, development, clinical use, and commercialization.
WHEREAS, the Parties have entered into a research and development collaboration dated 20 July 2022 (“R&D Agreement”) to conduct certain pre-clinical research on the combination of Molecular Partners’ DARPin proteins and Orano Med’s [***] aimed at a first target – DLL3 – and potentially additional or substitute targets, and the Parties’ collaboration under such R&D Agreement is on-going.
WHEREAS, Molecular Partners and Orano Med wish to build on and extend their collaboration with the (a) short-term aim to bring a DLL3-DARPin-[***] candidate to clinical proof of concept to validate the approach and on-going collaboration, (b) the mid-term aim to both reach late-stage development with the target DLL3, and build a pipeline of DARPin-[***] candidates, and (c) the long-term aim to achieve successful commercialization of DARPin-[***] based radiopharmaceutical products.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows:
Section 1
DEFINITIONS
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.
1.1“[***]” shall have the meaning set forth in the Recitals.
1.2“Acquiror Group” has meaning set forth in Section 2.5(a) of this Agreement.

1.3“Additional Candidates” means [***], which may be included to this Agreement as Collaboration Products pursuant to Section 4.2, in such delivery form and for such indications as the Parties may agree during the Term.
1.4“Affiliates” means, with respect to any Person, another Person which controls, is controlled by, or is under common control with such Person, but only when such control exists. With respect to this Section, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity interest with the power to direct the management and policies of such non-corporate entities.
1.5“Agreement” shall have the meaning set forth in the preamble to this Agreement, as it may be amended by the Parties from time to time.
1.6“Alternative Research Partners” has meaning set forth in Section 2.6(a) of this Agreement.
1.7“Alternative Research Program(s)” has meaning set forth in Section 2.6(a) of this Agreement.
1.8“Alternative Target(s)” has meaning set forth in Section 2.6(a) of this Agreement.
1.9“Applicable Law(s)” means to the extent applicable to a Party and its activities under this Agreement or any R&D Program, any and all applicable laws, binding rules and regulations (whether international, federal, national or local) that may be in effect from time to time and applicable to a Party and/or its activities under this Agreement. For the avoidance of doubt, Applicable Laws shall include, without limitation, Applicable Standards and Nuclear Activity Laws. For the sake of clarity, data protection and privacy Applicable Laws related to privacy and data protections issues, including without limitation the EU General Data Protection Regulation 2016/679 (“GDPR”) of the European Parliament and of the Council of 27 April 2016 “on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data”, the Data Protection Act 2018 and any successor UK legislation and the retained EU law version of General Data Protection Regulation ((EU) 2016/679) (UK GDPR), and Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), shall be hereinafter referred to as “Data Protection Applicable Laws”.
1.10“Applicable Standards” means all good practice requirements and guidelines of any geographical area applicable to a Party’s performance of its obligations hereunder, notably in the United States, the European Union, the United Kingdom and Switzerland, including the list below, and only to the extent applicable to that Party and/or its activities and obligations under this Agreement:

Standard	Document(s) (or current equivalent)

cGDP or GDP	All applicable current good distribution practice standards that promote the safety and integrity of the pharmaceutical supply chain, including requirements with respect to data integrity and compliance set forth in 21 CFR Parts 210 and 211 and 21 CFR Part 11 regarding electronic record-keeping requirements, European Commission Directive 2001/83/EC, and Directive 2011/62/EU concerning falsified medicines and any implementing acts, delegated acts and guidance thereunder, including the European Commission Guideline 2013/C 343/01 on Good Distribution Practice of medicinal products for human use and the European Commission Guideline 2015/C 95/01 on principles of Good Distribution Practice of active substances for medicinal products for human use, or in any similar set of laws, regulations, rules, or practices that are applicable in countries where activities are or will be carried out under this Agreement, including WHO Guidelines;
cGMP or GMP	All applicable current principles and guidelines of good manufacturing practice for medicinal products for human use as set forth in the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including 21 C.F.R. Sections 210 and 211 and applicable FDA guidance documents, compliance policy guides and guidelines; EU GMP Directive 2003/94/EC on good manufacturing practice in respect of medicinal products for human use and investigations medical products for human use, Volume 4 of the European Commission’s Rules governing medicinal products in the European Union, the current version of the ICH Q7 guideline “Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” and the Guide to Good Manufacturing Practice for Medicinal Products (PE 009-15), or in any similar set of laws, regulations, rules, or practices that are applicable in countries where the Collaboration Product is or will be manufactured, released or supplied to give effect to this Agreement, including WHO Guidelines;
cGVP or GVP	All applicable current principles and guidelines of good pharmacovigilance practice for medicinal products for human use, as set forth in FDA regulations for investigational and post-marketing safety reporting requirements, 21 CFR Parts 312, 314 and 600; EU Directive 2001/83/EC, Commission Implementing Regulation 520/2012 on the performance of pharmacovigilance activities and the EMA’s Guideline on Good Pharmacovigilance Practice, or in any similar set of laws, regulations, rules, or practices that are applicable in countries where development activities are or will be carried out under this Agreement, including WHO Guidelines;

GLP	All applicable current principles and guidelines of good laboratory practice for medicinal products for human use including those set forth in U.S. Code of Federal Regulations 21 Part 58, the principles set out in Annex I to Directive 2004/10/EC and all national legislation implementing that Directive (as applicable), Good Laboratory Regulations 1999 (SI 1999/3106), or in any similar set of laws, regulations, rules, or practices that are applicable in countries where development activities are or will be carried out under this Agreement;
cGxP or GxP	GMP, GVP, GLP and GDP;
Other Standards
•All general biologics products standards applicable to the activities of a Party under this Agreement, including the EMA’s Biological Guidelines for Active Substances and EMA’s Biological Guidance for Finished Product, including ICH guideline Q11 on development and manufacture of drug substances (chemical entities and biotechnological/ biological entities), the FDA’s Guidance for Industry Q7A Good Manufacturing Practice Guide For Active Pharmaceutical Ingredients; and
•All good practice standards applicable to the transport, handling, storage and processing of radio-active materials or hazards in the any geographical area applicable to a Party’s performance of its obligations hereunder.

In the event of any conflict between the aforementioned practices, national laws and regulations, the stricter standard shall apply.
1.11“Assuming Party” has meaning set forth in Section 16.6.
1.12“Background IPR” means Molecular Partners Background and/or Orano Med Background, as the context requires.
1.13“Baseball Arbitration” shall have the meaning set forth in Section 6.5(a).
1.14“BLA” means a Biologics License Application as described in U.S. 21 C.F.R. §601.2, including any amendments thereto, or any corresponding foreign application in any applicable foreign jurisdiction in the Territory.

1.15“[***]” shall have the meaning set forth in Section 5.5 of this Agreement.
1.16“Breaching Party” shall have the meaning set forth in Section 16.2(a) of this Agreement.
1.17“Brief” shall have the meaning set forth in Section 6.5(a)i of this Agreement.
1.18“Bundle” shall have the meaning set forth in Section 1.121 of this Agreement.
1.19“Business Day” means a day other than Saturday, Sunday or any day on which banking institutions in Paris, France or Zurich, Switzerland are authorized or obligated by Applicable Law to close.
1.20“Calendar Quarter” means each three (3) months period commencing January 1, April 1, July 1 or October 1, provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end on the date of termination or expiration of this Agreement.
1.21“Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year, provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.
1.22“Causing Party” has meaning set forth in the Section 16.6.
1.23“CD(s)” means companion diagnostics using [***] (or any other radio-imaging agent) for the First Product or any Additional Candidate.
1.24“Change of Control” means, with respect to a Party, the (a) acquisition of beneficial ownership, directly or indirectly, by a Third Party of a majority or more of the then-outstanding securities or other voting interest of such Party; (b) any merger, reorganization, consolidation or business combination involving such Party and a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party immediately prior to such merger, reorganization, consolidation, or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination; or (c) any sale, lease, exchange, contribution, or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s assets to the extent, with respect to Molecular Partners, the same relates to the DARPin Technology or, with respect to Orano Med, as relates to the TAT Technology.
1.25“Clinical Supply Agreement” shall have the meaning set forth in Section 8.1 of this Agreement.

1.26“Clinical Transfer Price” means, with respect to each Collaboration Product the price agreed by the Parties and set forth in the Clinical Supply Agreement. For the avoidance of doubt, the Clinical Transfer Price shall include [***] as well as [***] and/or [***], and the [***]; and shall exclude [***] and [***].
1.27“Clinical Trial” means a clinical trial conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion or extension of such pharmaceutical product. Clinical Trials shall include Phase 0, Phase 1, Phase 2, Phase 2b, Phase 3 Clinical Trials and Registration Enabling Trials.
1.28“Clinical Trial Application” or “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial, which CTA may consist of, or include, an IND or IMPD, as applicable.
1.29“CMO” means any Third-Party contract manufacturing organizations involved in a Collaboration Product’s manufacture and supply.
1.30“Cost of Goods Sold” or “COGS” means the sum of any amounts that a Party actually pays to a Third Party (or to Molecular Partners with respect to the DARPin Technology supply) to procure supply of Collaboration Products or any components thereof, including the cost of any transfer, shipping, or delivery, customs duties, excise taxes, warehousing costs, or similar charges applied thereto, in each case as determined in accordance with IFRS.
1.31“Collaboration” shall have the meaning set forth in Section 2.1 of this Agreement.
1.32“Collaboration Coordinator” shall have the meaning set forth in Section 3.1(a) of this Agreement.
1.33“Collaboration Costs” shall have the meaning set forth in Section 5.1 of this Agreement.
1.34“Collaboration Product” means (a) the First Product, (b) any Additional Candidate and/or (c) any CD.
1.35“Commercial Supply Agreement” shall have the meaning set forth in Section 8.2 of this Agreement.
1.36“Commercialization Plan” shall have the meaning set forth in Exhibit E of this Agreement.
1.37“Commercialization Requirements” shall have the meaning set forth in Section 6.2(b) of this Agreement.

1.38“Commercial Transfer Price” means, unless otherwise agreed (i) with respect to each Collaboration Product manufactured by Orano Med, the price agreed by the Parties for that Collaboration Product in the Commercial Supply Agreement, which shall include, [***], as well as the [***], provided that such [***] and/or (ii) with respect to each Collaboration Product manufactured by a Third Party CMO following a technology transfer, [***], and the applicable [***].
1.39“Commercially Reasonable Efforts” means on a Collaboration Product-by-Collaboration Product basis, with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, applying such level of efforts as required to carry out such obligation in a sustained manner and consistent with such level of efforts as those which biotechnology companies at similar stage of development, manufacturing and/or commercialization would devote to a product of similar stage of development, manufacture and/or commercialization, market potential, profit potential or strategic value, based on conditions then prevailing.
1.40“Commercialization Trademarks” shall have the meaning set forth in Section 12.13 of this Agreement.
1.41“Commercialization” or “Commercialize” means all activities, before or after Regulatory Approval, that are directed to the commercial exploitation of a medicinal product, including pre-launch, launch, and post-launch marketing, promotion (including advertising and detailing), medical affairs activities, medical science liaison activities, sponsored product or continuing medical education activities, post-Regulatory Approval clinical studies (that are not required to obtain or maintain such Regulatory Approval), obtaining pricing and reimbursement approvals (whether or not required to obtain or maintain such Regulatory Approval), in each case with respect to such product, any importing, exporting, offering for sale, distribution, marketing and sale of such product, identifying, screening, treating or diagnosing patients as potential users of such product, as well as customer support and invoicing, and interacting with Regulatory Authorities regarding any of the foregoing.
1.42“Competing CoC” shall have the meaning set forth in Section 2.5(a) of this Agreement.
1.43“Competing Program” means the research, development, manufacture or commercialization of any medicinal product in the Exclusive Field.
1.44“Confidential Information” means any information provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) in connection with the R&D Agreement, the Letter Agreement, or this Agreement, whether prior to, on, or after the Effective Date, including information relating to (a) the terms of this Agreement, (b) the identities of targets targeted by a Collaboration Product, (c) any information relating to the Manufacture or exploitation of any Collaboration Product, (d) any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, and (e) the scientific, regulatory, or business affairs or other activities of either Party. For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) each Party’s [***] Background Technology, Background IPR and Sole Ownership shall be Confidential

Information owned by such Party (collectively with any other Confidential Information disclosed by a Party to the other, the “Solely Owned Confidential Information”), and (ii) all the Joint [***] Technology, all the Joint IPR pursuant to Section 12.4 and any other information obtained through the Collaboration, including without limitation the Data but excluding each Party’s Solely Owned Confidential Information, shall be Confidential Information jointly owned by both Parties (the “Jointly Owned Confidential Information”).
1.45“Continuing Party” shall have the meaning set forth in Section 9.1(c) of this Agreement.
1.46“Control” or “Controlled” means, with respect to particular information, data, result or IPR, that the applicable Party owns or has a license to such information or Intellectual Property Right and has the ability to grant a right, license or sublicense to the other Party and any Subcontractor or Third Party as provided for herein without violating the terms of any agreement or other financial or scientific arrangement with any Third Party.
1.47“CRO” means any Third-Party contract research organizations used to implement Clinical Trials, including but not limited to laboratories and Third Parties involved in a Collaboration Product’s supply and Clinical Trial’s coordination, but, for clarity, excluding clinical trial sites and any Third Parties who are individuals.
1.48“Cure Period” shall have the meaning set forth in Section 16.2(a) of this Agreement.
1.49“DARPIN Margin” means a margin of [***] of the DARPin COGS from time to time.
1.50“DARPin Technology” means any [***], but excluding [***].
1.51“Data” means any and all pre-clinical and clinical data generated and Controlled by either Party as a result of the Development under an R&D Plan, including without limitation Patient characteristics, raw data, analyses of Patients biological samples, clinical outcome data, recruitment rates, etc.
1.52“Deficit Party” shall have the meaning set forth in Section 5.3(d) of this Agreement.
1.53“Demanding Party” shall have the meaning set forth in Section 11.4(a) of this Agreement.
1.54“Development” or “Develop” means, with respect to a medicinal product, any research activities, the design, protocol development and performance of all pre-clinical and clinical development, including translational studies, safety, toxicology and tolerability studies, pharmacology/efficacy, test method development and stability testing, statistical analysis and report writing, process development, method development, GMP manufacturing process development, formulation, formulation development and optimization, quality control development, statistical analysis, Clinical Trials (yet excluding post-Regulatory Approval clinical studies that are not required to obtain or maintain Regulatory Approval), regulatory affairs (including preparation for a Regulatory Approval application submission and other submission-related activities), product approval and registration activities, manufacturing of clinical supplies and regulatory activities that are required to obtain Regulatory Approval of an MAA for such medicinal product in the Territory, interacting with Regulatory Authorities regarding the foregoing, and all other activities necessary to conduct Clinical Trials or seek, obtain and maintain Regulatory Approval. “Development” shall not include Commercialization.
1.55“Dispute” shall have the meaning set forth in Section 17.3 of this Agreement.
1.56“Drug Master File” means a drug master file compiled for submission to a Regulatory Authority to support Regulatory Approval of a medicinal product in a given country or jurisdiction and providing information on the manufacturing facilities and manufacturing processes for making of such product or the active pharmaceutical ingredient of such product, including information on activities relating to manufacturing, processing, formulating, packaging and storage thereof.
1.57“Effective Date” shall have the meaning set forth in the preamble to this Agreement.
1.58“Engaging Party” shall have the meaning set forth in Section 2.6(b) of this Agreement.
1.59“Excedent Party” shall have the meaning set forth in Section 5.3(d) of this Agreement.
1.60“Exclusive Field” shall have the meaning set forth in Section 2.4(a) of this Agreement.
1.61“Exclusive First Option Period” means, with respect of each Collaboration Product, the period [***], and ending [***].
1.62“Exclusive Second Option Period” means, with respect of each Collaboration Product, the period [***], and ending [***].
1.63“Executive Officers” means the [***] of Molecular Partners and the [***] of Orano Med (or their respective designees).
1.64“Existing Contracts” shall have the meaning set forth in Section 2.4(b) of this Agreement.
1.65“Exit Decision” shall have the meaning set forth in Section 9.1(a) of this Agreement.
1.66“Exit License” means the licenses granted in Section 9.4 and the right of reference granted in Section 9.5.
1.67“Exiting Party” shall have the meaning set forth in Section 9.1(a) of this Agreement.

1.68“Expert” means a Third Party individual who is a qualified professional with expertise in the matter in dispute as demonstrated by at least fifteen (fifteen) years of experience in (as applicable to the grounds for the dispute) the development, manufacture and/or commercialization and/or licensing of medicinal products (e.g. having occupied at least one senior position within a large pharmaceutical company relating to product development, manufacture, commercialization and/or licensing), but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.
1.69“Expert Mediation” shall have the meaning set forth in Section 3.3(e) of this Agreement.
1.70“Exploitation” or “Exploit” means to make, have made, use, have used, offer to sell, sell, have sold, import, export and otherwise practice or exploit, including to research, Develop, have Developed, Manufacture, have Manufactured, Commercialize and/or have Commercialized.
1.71“Exploiting Party” means (a) in case of a successful and completed Option exercise pursuant to Section 6, the Party who has exercised the Option for a given Collaboration Product; or (b) in case of an Exit Decision, the Continuing Party with respect to the Collaboration Product for which the Exit Decision was exercised.
1.72“Facility(ies)” has the meaning set out in Schedule D.
1.73“[***]” has the meaning set out in Section 2.6(f) of this Agreement.
1.74“FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.
1.75“Field” means therapeutic and diagnostic uses in oncologic indications in humans.
1.76“Firewall” means certain steps to establish the robust and workable tangible and intangible segregation of the Development and Commercialization activities relating to any Competing Program from the Development and Commercialization activities with respect to the concerned Collaboration Product under this Agreement and applicable security protocols, as follows: (a) no personnel in the core project team involved in performing the Development or Commercialization of the Competing Program have access to non-public plans or non-public information relating to the Development or Commercialization of the concerned Collaboration Product or any other Confidential Information of the Remaining Party; (b) no personnel in the core project team of the concerned Collaboration Product program have access to non-public plans or information relating to the Development or Commercialization activities under such Competing Program in the Field, and (c) the Party subject to a Competing CoC does not use in the conduct of any Competing Program any Confidential Information or IPR of the Remaining Party, provided that for clarity, these restrictions shall not apply to (i) individuals involved at a senior management or executive level who are involved in decision-making regarding programs and products generally, and who are not involved in day-to-day activities or decision-making in connection with the concerned Collaboration Product or Competing Program, nor to (ii) individuals involved in support function activities (including quality oversight and management) in connection with the concerned Collaboration Product or Competing Program as applicable, as long as, in the case of (i), such individuals have no access to material Confidential Information that may be taken into account to conduct Development or Commercialization activities for a Competing Program and in each case of (i) and (ii) such individuals do not use the Confidential Information of the Remaining Party for the benefit of the Competing Program except for information related to safety and quality concerns related to the Collaboration Product to the extent required by Applicable Law or under existing quality agreements provided always on a reciprocal basis. For the purposes of the foregoing, the core project team includes all individuals having access to material Confidential Information that may be taken into account to conduct Development or Commercialization activities for a Competing Program.
1.77“First Commercial Sale” means the first sale (or other commercial transfer or disposition for value considered as Net Sales under this Agreement) of a Collaboration Product to a Third Party (other than to an Affiliate or sublicensee) by the Exploiting Party in any country of the Territory. Sales for test marketing, clinical-trial purposes or compassionate use shall not constitute a First Commercial Sale of such Collaboration Product.
1.78“First Product” means the first radiopharmaceutical product combining DARPin Technology and [***] and potentially Joint [***] Technology and targeting DLL3 or a different target substituted and agreed upon by Parties in accordance with Section 4.2(a), in such delivery form and for such indications as the Parties may agree during the Term.
1.79“FTE” means the equivalent of the work of one (1) qualified full-time person specialized in the clinical field and suited for the work to be performed by a Party under an R&D Plan, where “full time” is based upon a total of [***] working hours per Calendar Year of work.
1.80“FTE Costs” means, for a given period, the FTE Rate multiplied by the applicable number of FTEs performing relevant activities in accordance with an R&D Plan during such period but for clarity, excluding any FTEs performing administrative, supportive and managerial activities, including but not limited to coordination, management, Legal, IP or BD.
1.81“FTE Rate” means [***] representing the fully burdened rate for an FTE, whereby the FTE Rate shall be adjusted annually, beginning with January 1, 2025 on the basis of the average inflation rate in the Eurozone (in comparison to the base value such rate on January 1, 2024). FTE Rate includes [***].
1.82“[***]” means [***] that can be [***]. For the avoidance of doubt the [***].
1.83“[***] Background Technology” means all right, title and interest in any and all Patent Rights, Know-How and other IPR concerning the [***].
1.84“[***] Project Plan” means the separate project plan agreed upon by the Parties in the Letter Agreement.
1.85“ICF” shall have the meaning set forth in Section 4.6 of this Agreement.
1.86“IFRS” means International Financial Reporting Standards, as generally and consistently applied by the applicable Party.

1.87“IMPD” means an Investigational Medicinal Product Dossier which includes all data required by Regulatory Authorities in the European Union and the UK for the performance of Clinical Trials in one or more European Union member states and/or the UK.
1.88“IND” means an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States, or the equivalent in any other jurisdiction such as an application for a Clinical Trial approval in the European Union.
1.89“Indemnify” shall have the meaning set forth in Section 15.1 of this Agreement.
1.90“Intellectual Property Right(s)” or “IPR” means any and all Patent Rights, Know-How and all other Intellectual Property Rights worldwide, including without limitation, enhancements, design rights, copyrights, trademarks, trade names, trade secrets, all rights of whatsoever nature in computer programs, codes, databases, algorithms, software, data, and all other intangible rights and privileges of a nature similar to any of the foregoing (whether or not protectable under Applicable Laws, whether or not registered), including all granted registrations and applications of, and the right to apply for, the same.
1.91“Joint Exit Decision” shall have the meaning set forth in Section 9.1(b) of this Agreement.
1.92“Joint IPR” shall have the meaning set forth in Section 12.4(a) of this Agreement.
1.93“Joint [***] Technology” shall mean any and all right, title and interest in and to any results that (i) are discovered, developed or invented in course of performance of the [***] Project Plan pursuant to the Letter Agreement or the R&D Plan pursuant to this Agreement (x) solely by, for or on behalf of a Party or (y) jointly by, for or on behalf of both Parties, and (ii) are related to (x) the development of the [***], or to (y) any modification or improvement of a Party’s [***] Background Technology to the extent such a modification or improvement directly relates to [***] and (iii) do not fall within the scope of Molecular Partners [***] Background Technology or Orano Med [***] Background Technology.
1.94“Joint Patent Application” shall have the meaning set forth in Section 12.9(b) of this Agreement.
1.95“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 3.2(a) of this Agreement.
1.96“Jointly Owned Confidential Information” shall have the meaning set forth in Section 1.44 of this Agreement.
1.97“JSC Chair” shall have the meaning set forth in Section 3.2(b) of this Agreement.
1.98“Know-How” means any scientific or technical information, results and data of any type, in any tangible or intangible form, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, methods, processes, specifications, techniques, concepts, ideas, formulations, formulae, data (including clinical and non-clinical, pharmacological, biological, chemical, toxicological, clinical test, safety, clinical and analytical information, quality control, trial, stability and manufacturing processes and techniques data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, in each case to the extent not claimed or disclosed in a patent or patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” excludes Patent Rights.
1.99“Launch Preparedness Plan” shall have the meaning set forth in Section 6.2(b) of this Agreement.
1.100“Lead Prosecuting Party” shall have the meaning set forth in Section 12.9(a) of this Agreement.
1.101“Letter Agreement” means that letter agreement entered into by the Parties and dated [***] to collaborate on the development of an optimized [***].
1.102“License Agreement” shall have the meaning set forth in Section 6.5 of this Agreement.
1.103“License and Supply Agreements” shall have the meaning set forth in Section 6.5 of this Agreement.
1.104“Logistics Costs” shall mean with respect to a Collaboration Product, the costs of [***], and such other elements as may be specified in the Clinical Supply Agreement or the Commercial Supply Agreement and may include costs incurred by [***]. For the avoidance of doubt, unless otherwise agreed, [***].
1.105“Losses” shall have the meaning set forth in Section 15.1 of this Agreement.
1.106“MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with an applicable Regulatory Authority in the Territory (including a New Drug Application filed pursuant to the requirements of the FDA).
1.107“Manufacture” or “Manufacturing” with respect to the manufacture and supply of the Collaboration Product has the meaning in Section 8.3 and Schedule D.
1.108“Manufacturing and Logistics Requirements” has the meaning set forth in Section 6.2(b).
1.109“Mediation Expert(s)” shall have the meaning set forth in Section 3.3(e).
1.110“Molecular Partners” shall have the meaning set forth in the preamble to this Agreement.

1.111“Molecular Partners Background” means all right, title and interest in any and all Patent Rights, Know-How and other IPR are that (i) Controlled by Molecular Partners as of the Effective Date or during the Term other than in the course of performance of the R&D Program pursuant to this Agreement and (ii) necessary or reasonably useful for the research, Development, Manufacture or Commercialization of Collaboration Products. For the sake of clarity, Molecular Partners Background includes without limitation Molecular Partners’ IPR pertaining to designed repeat proteins, including DARPin proteins, and their research, development, manufacture and clinical use.
1.112“Molecular Partners [***] Background Technology” means [***] Background Technology Controlled by Molecular Parties before the Effective Date of the Letter Agreement, or acquired or generated by Molecular Partners independently from the Collaboration according to the R&D Agreement or this Agreement and without the use of the Confidential Information of Orano Med.
1.113“Molecular Partners Indemnitees” shall have the meaning set forth in Section 15.1 of this Agreement.
1.114“Molecular Partners Owned IP” shall have the meaning set forth in Section 12.2(b) of this Agreement.
1.115“Molecular Partners Owned Patents” shall have the meaning set forth in Section 12.2(b) of this Agreement.
1.116“MTA” shall have the meaning set forth in Section 4.2(b) of this Agreement.
1.117“Necessary Support” shall have the meaning set forth in Section 9.3 of this Agreement.
1.118“Negotiation Period” shall have the meaning set forth in Section 6.5 of this Agreement.
1.119“Net Loss” shall have the meaning set forth in Section 1.120 of this Agreement.
1.120“Net Profit” means with respect to a Collaboration Product, on a Calendar Quarter-by-Calendar Quarter basis during the Term (except where an alternative time period is expressly stated, e.g. monthly), an amount equal to Net Sales minus the Operating Expenses. [***].
1.121“Net Sales” means the gross amounts billed, invoiced or otherwise recognized as revenue in accordance with IFRS with respect to sales of Collaboration Products by the Exploiting Party, its Affiliates or its permitted subcontractors to independent or unaffiliated Third Party customers in bona fide, arm’s-length transactions, less the following permitted deductions: (a) amounts repaid, credits and allowances granted for defective or damaged Collaboration Products, returns, recalls or rejections of Collaboration Products or for billing errors or adjustments (including write-offs); (b) customary and reasonable trade, cash and quantity discounts, allowances and credits (including chargebacks); (c) excise taxes, sales taxes, duties, VAT, clawbacks and other similar taxes directly related to the sale; (d) customary rebates and chargebacks made with respect to sales paid for by competent Regulatory Authorities, their agencies and purchasers and reimbursers, public or private hospitals, managed health care organizations, group purchase organizations or trade customers; (e) price protection adjustments; (f) amounts provided or credited to customers through coupons and other discount programs; (g) wholesaler fees and other expenses actually incurred for distribution and logistics (including freight, postage, shipping, customs, duties and shipping insurance and other transportation charges directly related to the distribution of Collaboration Products); (h) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions; (i) fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and (j) other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with IFRS, provided that:
if any Collaboration Product(s) is sold by the Exploiting Party or any of its Affiliates to customers together with any other product(s) (including CDs) (“Other Products”) as a package or bundle (“Bundle”), that (i) benefits such Other Products at the expense of the Collaboration Product(s) or (ii) benefits the Collaboration Product(s) at the expenses of the Other Products, such Bundle shall be disaggregated for the purposes of revenue recognition such that each product included in such Bundle is attributed the fair and appropriate level of revenue.
Collaboration Products are considered “sold” when billed out or invoiced in connection with an arms’ length sale. If a Collaboration Product is delivered to a Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all of the revenue recognition criteria under IFRS are met. Net Sales shall not include transfers or dispositions for no profit or for charitable purposes to the extent such transfer and dispositions are in accordance with Applicable Laws and with prevailing industry standards in the relevant country.
1.122“Non-Breaching Party” shall have the meaning set forth in Section 16.2(a) of this Agreement.
1.123“Non-Engaging Party” shall have the meaning set forth in Section 2.6(b) of this Agreement.
1.124“Nuclear Activity” or “Nuclear Activities” means the storing, handling, processing, transporting, use, packaging and disposal of radio-active materials supplied by Orano Med and in relation with [***] the Collaboration Products.
1.125“Nuclear Activity Laws” means to the extent applicable to a Party and any of its activities under this Agreement, all laws, regulations, binding rules and binding good practice standards and guidelines relating to the Nuclear Activities.
1.126“Officials” shall have the meaning set forth in Section 14.6(a) of this Agreement.
1.127“Operating Expenses” means with respect to a Collaboration Product during commercial supply on a Calendar Quarter-by-Calendar Quarter basis during the Term, the sum of (a) (i) whilst Collaboration Product is manufactured by Orano Med, [***] and (ii) whilst Collaboration Product is manufactured by a Third Party CMO following a technology transfer [***], and (b) the [***] and [***], including (i) [***]; (ii) [***]; (iii) [***]; and (iv) [***], in

each case during the relevant Calendar Quarter and to the extent not already deducted from Net Sales or previously charged through the Clinical Transfer Price.
1.128“Option” shall have the meaning set forth in Section 6.1 of this Agreement.
1.129“Opt-Out Point” means any of the following GO/NO GO decision points upon completion of a given activity/milestone under an R&D Plan or, as applicable, decision points for commitment on cost items in an R&D Budget: (a) upon [***]; (b) upon [***]; (c) upon the [***]; as such points (a) – (c) may be more specifically described in R&D Plan, and (d) [***], provided that [***], provided that [***].
1.130“Orano Med” shall have the meaning set forth in the preamble of this Agreement.
1.131“Orano Med Background” means all right, title and interest in any and all Patent Rights, Know-How and other IPR that are (i) Controlled by Orano Med as of the Effective Date or during the Term other than in the course of performance of the R&D Program pursuant to this Agreement and (ii) necessary or reasonably useful for the research, Development, Manufacture or Commercialization of Collaboration Products. For the sake of clarity, Orano Med Background includes without limitation the TAT Technology.
1.132“Orano Med [***] Background Technology” means [***] Background Technology Controlled by Orano Med before the Effective Date of the Letter Agreement, or acquired or generated by Orano Med independently from the collaboration according to the R&D Agreement or this Agreement and without the use of Confidential Information of Molecular Partners.
1.133“Orano Med Indemnitees” shall have the meaning set forth in Section 15.2 of this Agreement.
1.134“Orano Med Owned IP” shall have the meaning set forth in Section 12.3(a) of this Agreement.
1.135“Orano Med Owned Patents” shall have the meaning set forth in Section 12.3(b) of this Agreement.
1.136“Orano Med Reserved Technology” shall mean [***] and all IPR related thereto.
1.137“Other Products” shall have the meaning set forth in Section 1.121 of this Agreement.
1.138“Out-Licensing” means licensing out divesting, disposing of, or otherwise transferring of rights of IPR, including Background IPR and Joint IPR, necessary or reasonably useful for Development, Manufacture and Commercialization of a Collaboration Product to a Third Party, whether by a Party solely or the Parties jointly in accordance with Section 7.
1.139“Out-Licensing Revenues” means all compensation received by a Party from any Third Party in consideration for an Out-Licensing of a Collaboration Product, including [***], yet excluding [***].

1.140“Out-Licensing Revenues Report” shall have the meaning set forth in Section 10.3(b) of this Agreement.
1.141“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with IFRS) by a Party or any of its Affiliates and directly incurred in the conduct of any applicable activities under an R&D Plan. Out-of-Pocket Costs include [***], but exclude costs which are [***].
1.142“Owed Party” shall have the meaning set forth in Section 11.1(a) of this Agreement.
1.143“Owing Party” shall have the meaning set forth in Section 11.1(a) of this Agreement.
1.144“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.
1.145“Patent Rights” means (a) all national, regional and international patents and patent applications, including provisional patent applications, and all rights to apply for the same, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, renewals, reissues, re-examinations (including without limitation, ex partes reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations) and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)) and (e) any other form of government-issued right substantially similar to of any of the foregoing described in (a), (b), (c), or (d)).
1.146“Patient(s)” means an individual selected to participate in each Clinical Trial of a Collaboration Product and who has signed an informed consent form in accordance with the terms of the relevant protocol.
1.147“Permitted Recipient” shall have the meaning set forth in Section 13.3(a) of this Agreement.
1.148“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.149“Publishing Party” shall have the meaning set forth in Section 13.5(a).
1.150“Profit Sharing Report” shall have the meaning set forth in Section 10.3(a) of this Agreement.

1.151“Profit Share” means (i) [***]; or (ii) [***]:

Profit Share Trigger	[***]	[***]
[***]:	[***]	[***]
[***]:	[***]	[***]
[***]:	[***]	[***]
[***]:	[***]	[***]

1.152“Quarterly Excess” shall have the meaning set forth in Section 5.3(d) of this Agreement.
1.153“Quarterly Report” shall have the meaning set forth in Section 5.3(a) of this Agreement.
1.154“R&D Agreement” shall have the meaning set forth in the Recitals.
1.155“R&D Budget” shall have the meaning set forth in Section 4.3(a) of this Agreement.
1.156“R&D Plan” shall have the meaning set forth in Section 4.3(a) of this Agreement.
1.157“R&D Program” shall have the meaning set forth in Section 4.1 of this Agreement.
1.158“R&D Term” means the period starting upon the Effective Date, or with respect to any subsequent Collaboration Product Developed hereunder, commencing on the initiation of an R&D Plan for such Collaboration Product and ending on the earlier of (a) completion of all activities set forth in the corresponding R&D Plan, or (b) exercise of an Exit Decision by either Party, or (c) the effective date of a termination of this Agreement.
1.159“Registration Enabling Trial” means a Clinical Trial of a Collaboration Product that is designed to, and for which a competent Regulatory Authority in the Territory has provided guidance that the design of such Clinical Trial is sufficient to, ascertain efficacy and safety of such Collaboration Product in support of the preparation and submission of Regulator Approval for Commercialization of such Collaboration Product to such competent Regulatory Authority, regardless of whether such Clinical Trial is referred to as a Phase 2, Phase 2b or Phase 3 Clinical Trial or otherwise, provided that for countries where Regulatory Authorities will not make this determination or provide this guidance ahead of a Clinical Trial, the Parties shall jointly agree in the R&D Plan when / which Clinical Trial shall for that country constitute a Registration Enabling Trial and such Clinical Trial shall comprise a Registration Enabling Trial for the purposes of this Agreement. If a Clinical Trial of a Collaboration Product is not initially designed as a Registration Enabling Trial but is later re-designed, converted or expanded into such a trial, then it shall be deemed to be a Registration Enabling Trial as of the date of such re-design, conversion or expansion. If the Sponsor or, if different, the Party responsible for regulatory filing and communication publicly describes (including in public announcements or information on its website) a Clinical Trial of a Collaboration Product that has not otherwise been classified as a Registration Enabling Trial pursuant to this Section as such a trial or a Phase 3 Trial, then such Clinical Trial shall be deemed to be a Registration Enabling Trial as of the first date that such description is available to the public.
1.160“Regulatory Approval” means, with respect to a country, region or regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any competent Regulatory Authority necessary for the Development (including the conduct of Clinical Trials), manufacture, Commercialization (including distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale) or other exploitation of medicinal products in such country, region or regulatory jurisdiction, and shall include any licenses, approvals, registrations, consents or authorisations required under the Nuclear Activity Laws to commence or carry on any of the activities contemplated by this Agreement, including any activities under an R&D Program (“Nuclear Activity Licences”).
1.161“Regulatory Authority” means (on a Collaboration Product-by-Collaboration Product basis and country-by-country basis) any competent regulatory, governmental authority in the United States, in the European Union, the United Kingdom, Switzerland or in other applicable jurisdictions (whether national, multinational, federal, provincial and/or local) that are involved in the review and approval of Clinical Trials and in the review and approval of applications related to the manufacture, development and/or commercialization of medicinal products, as well as, all governmental, regulatory and other authorities with competence to oversee and enforce the Nuclear Activity Laws.
1.162“Regulatory Documentation” means all regulatory applications, submissions, filings, dossiers, notifications, registrations, or other documentation provided to Regulatory Authorities in connection with the development, manufacturing and commercialization of a radiopharmaceutical medicinal product alone or in combination, including but not limited to all CTAs, INDs and amendments thereto, MAAs, NDAs or BLAs, and amendments thereto, correspondence as well as minutes of material communication with Regulatory Authorities, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing process records, in each case together with all supporting documents (including documents with respect to Data) and shall, include all like documents submitted to Regulatory Authorities in respect of or in relation to [***] and required for any Nuclear Activities under this Agreement. Regulatory Documentation excludes Drug Master Files.
1.163“Regulatory Hold” means that a Regulatory Authority has issued an order (a) to suspend or withdraw an authorization required for a facility to manufacture medicinal products for GMP release, (b) to delay a proposed clinical trial or (c) to suspend an ongoing Clinical Trial of a medicinal product in any country or group of countries.
1.164“Remaining Party” shall have the meaning set forth in Section 2.5(b)i of this Agreement.
1.165“Requesting Party” shall have the meaning set forth in the Section 5.5(b) of this Agreement.
1.166“Reversion Terms” has meaning set forth in the Section 16.7.

1.167“ROFR 1” shall have the meaning set forth in the Section 2.6(b) of this Agreement.
1.168“ROFR 1 Notice” shall have the meaning set forth in the Section 2.6(b) of this Agreement.
1.169“ROFR 2” shall have the meaning set forth in the Section 2.6(c) of this Agreement.
1.170“ROFR 2 Notice” shall have the meaning set forth in the Section 2.6(c) of this Agreement.
1.171“Sole Ownership” refers generally to Orano Med Owned IP and/or Molecular Partners Owned IP as the context may require.
1.172“Sole Patent Rights” refers generally to Orano Med Owned Patents and/or Molecular Partners Owned Patents.
1.173“Solely Owned Confidential Information” shall have the meaning set forth in Section 1.44 of this Agreement.
1.174“Sponsor” shall have the meaning of Article 2.2 (14) of Regulation (EU) 536/2014 of 16 April 2014 of the European Parliament and of the Council ‘on clinical trials on medicinal products for human use’ (repealing Directive 2001/20/EC) and of Section 1.60 of ICH E6(R2) GCP Guidance.
1.175“Subcontractors” shall have the meaning set forth in Section 2.3 of this Agreement.
1.176“Substitute Target” shall have the meaning set forth in Section 4.2(a) of this Agreement.
1.177“Supply Exit” shall have the meaning set forth in Section 8.3(b) of this Agreement.
1.178“TAT Technology” means Orano Med’s IPR pertaining to the [***], including its use for targeted alpha-emitter therapy, its production, and chelating agents’ design and production for targeted alpha-emitter therapy using [***], but excluding [***].
1.179“Term” shall have the meaning set forth in Section 16.1 hereunder.
1.180“Term Sheet” shall have the meaning set forth in the Recitals.
1.181“Territory” means worldwide.
1.182“Third Party” means any Person or entity other than Molecular Partners and Orano Med and their respective Affiliates.

1.183“Third Party Claim” shall have the meaning set forth in Section 15.1 of this Agreement.
1.184“Third Party Agreement” shall have the meaning set forth in Section 5.5(b) of this Agreement.
1.185“Third Party Agreement Payments” means any payments (e.g., upfront payments, milestones, royalties, and maintenance payments) due by a Party to any Third Party under license agreements or other written agreements granting rights to Intellectual Property Right owned or otherwise controlled by such Third Party.
1.186“Third Party IPR” shall have the meaning set forth in Section 5.5(a) of this Agreement.
1.187“Unitary Patent” shall have the meaning set forth in Section 12.9(b)ii of this Agreement.
1.188“UPC Notice” shall have the meaning set forth in Section 12.9(b) of this Agreement.
1.189“UPC State” shall have the meaning set forth in Section 12.9(b)iii of this Agreement.
1.190“UPC System” shall have the meaning set forth in Section 12.9(b)i of this Agreement.
1.191“[***]” shall have the meaning set forth in Section 5.5(c) of this Agreement.
1.192“Withholding Taxes” shall have the meaning set forth in Section 11.2(d) of this Agreement.
Section 2
COLLABORATION SCOPE
2.1Collaboration. The main objectives of the Parties’ collaboration under this Agreement (“Collaboration”) are, on a Collaboration Product-by-Collaboration Product basis,
(a)to conduct each R&D Program pursuant to the terms and conditions set forth in Section 4 and Section 5, whereby the Parties agree that (i) they shall be jointly and equally responsible for the cost and expenses incurred in the conduct of each R&D Program pursuant to Section 5; (ii) each Party shall be entitled to exit the joint Development of a Collaboration Product at certain Opt-Out Points by way of an Exit Decision pursuant to Section 9; and (iii) to share in accordance with the Profit Share the Net Profits achieved through Commercialization of a Collaboration Product or Out-Licensing Revenues achieved through an Out-Licensing;
(b)to grant to each other, and potentially to exercise, the mutual option rights for further Development and Commercialization of the First Product (or subsequent

Collaboration Products) pursuant to the terms and conditions set forth in Section 6 and, upon successful Option exercise by a Party, the post-Option licenses pursuant to Section 6.6;
(c)to achieve an Out-Licensing of the First Product (and/or subsequent Collaboration Products) pursuant to Section 7 in the event that (i) neither Party exercises its Option or (ii) both Parties, despite their intention to exercise the Option, fail to establish the concerned Party’s financial and commercial abilities to further Develop and Commercialise the First Product (or subsequent Collaboration Products) to the other Party’s reasonable satisfaction as determined pursuant to Section 6.4; and
(d)to establish the Manufacture and supply of the First Product (and subsequent Collaboration Products) by Orano Med, using Molecular Partners’ supplied DARPin proteins pursuant to the terms and conditions set forth in Section 8.
2.2Performance.
(a)Each Party agrees to act in good faith in performing its obligations under this Agreement. Both Parties shall perform their respective activities under an R&D Plan, and more generally pursuant to this Agreement, and shall notify the other Party as promptly as possible in the event of any material delay or event that is likely to adversely affect the advance and progress of the Collaboration as contemplated by this Agreement, in particular progress under an R&D Plan. Each Party shall (a) perform its obligations under an R&D Plan with reasonable due care and in conformity with Applicable Laws, (b) use Commercially Reasonable Efforts; and (c) procure appropriate quality assurance, quality controls and review procedures to secure good standard performance of its obligations hereunder. To the extent required by Applicable Laws, each Party agrees to provide the other Party any reasonable information and assistance in order to enable the other Party to comply with its obligations under Applicable Laws.
(b)Each Party agrees that with respect to the Collaboration Product(s) it shall not deprioritise the performance of its respective activities under this Agreement in favour of its other then current business activities or collaborations that relate to the development, commercialisation or manufacture of a product that is not a Collaboration Product and shall use Commercially Reasonable Efforts to invest the level of resource and of care sufficient to perform its activities thereunder in light of the stage of development, market potential, profit potential and strategic value of the Collaboration Product, based on conditions then prevailing.
2.3Subcontracting. Each Party shall have the right to subcontract any portion of its activities or obligations hereunder to subcontractors including Affiliates and any Third Parties (“Subcontractors”), subject to consulting with the JSC and obtaining its approval with respect to Development or Manufacturing activities where a Party wishes to sub-contract significant and/or material parts of its obligations to a Third Party (i,e., other than its Affiliates), including, in the case of Orano Med, any subcontracting or sublicensing of the Manufacture of [***] or finished Collaboration Product. Each Party shall remain solely and fully liable for the performance of its Subcontractors. Each Party shall ensure that each of its Subcontractors, in such Party’s reasonable and good faith determination, is reasonably capable and qualified to duly and diligently exercise the rights subcontracted to it hereunder and performs its obligations pursuant to the terms of this Agreement, including its Exhibits attached hereto. For clarity, to the extent that a Party has an obligation under this Agreement to perform an action or to meet the agreed criteria, and such Party subcontracts such obligation, such Party shall be responsible for any failure by such Party’s Subcontractor to perform the action or meet the agreed criteria. Each Party shall obtain and maintain copies of documents relating to the obligations performed by such Subcontractors that are held by or under the Control of such Subcontractors and that are required to be provided to the other Party under this Agreement. To the extent the results obtained through the activities performed by Subcontractors in connection with the Collaboration may be within a Party’s Control, such Party shall provide the other Party with such results.
2.4Exclusivity.
(a)The Parties and/or their Affiliates shall exclusively (both on a direct and indirect basis) collaborate on, and thereby undertake not to directly or indirectly conduct (including through the grant of a license), participate in, fund, on its own or in collaboration with any Third Party, any programs directed to (i) [***]; and/or (ii) [***].
(b)Notwithstanding the foregoing, Orano Med acknowledges that [***] and agrees that, [***] and that such [***].
(c)In the event of an Exit Decision or if this Agreement should be terminated pursuant to Section 16.2, the exclusivity obligations in the Exclusive Field as set forth in this Section 2.4 shall [***], while the [***] provided always that the [***], or is [***], and that [***].
2.5Exclusivity Obligations in case of Change of Control.
(a)In the event that (i) either Party becomes subject to a Change of Control after the Effective Date, and (ii), as of the closing date of such transaction or the date the concerned Party enters into such transaction, the Third Party involved in the Change of Control or its Affiliates at such time (the “Acquiror Group”) is engaged in the Development manufacture, or Commercialization of a Competing Program (such Change of Control, a “Competing CoC”), then the Party being subject to the Competing CoC shall notify the other Party as soon as reasonably possible after the first public disclosure or signing of the transaction (provided this may be disclosed without breaching regulatory requirements).
(b)Upon the Competing CoC becoming effective:
i.the Party being subject to the Competing CoC shall [***]; and
ii.[***]; or
iii.[***].
2.6External Validation of New Targets, Inclusion to Collaboration.
(a)Notwithstanding the foregoing, and notwithstanding the exclusive licences granted elsewhere in this Agreement or the attribution of Intellectual Property rights pursuant to Section 12 below, either Party shall be entitled to conduct, alone or in partnership with Third Party partners (“Alternative Research Partners”), research programs prior to initiation of a

Phase 1 Clinical Trial for the identification and validation of new targets (other than for the avoidance of doubt, DLL3 or if substituted, the target of the First Product and if selected, the target of any Additional Candidate) (“Alternative Target(s)” and/or “Alternative Research Program(s)”).
(b)The Party engaging in an Alternative Research Program that could potentially subsequently be covered by Section 2.4 of this Agreement (the “Engaging Party”) shall seek to inform the other Party (the “Non-Engaging Party”) by notice in writing (“ROFR 1 Notice”) [***] of the [***] and of the [***] such [***]. If the Non-Engaging Party should [***], the Parties shall [***] (“ROFR 1”). [***].
(c)Where the Engaging Party fails to inform the Non-Engaging Party of the Existence of such Alternative Research Program before engaging with an Alternative Research Partner, it shall (in each case to the extent it is legally permitted to do so) inform the Non-Engaging Party by notice in writing (“ROFR 2 Notice”) [***], and as to the [***]. If the Non-Engaging Party [***] (collectively referred to as “ROFR 2”). For the avoidance of doubt, this Section shall not apply where [***].
(d)If the Engaging Party is not, through its arrangements or agreement(s) with the Alternative Research Partner, contractually permitted to comply with the disclosures required under Section 2.6(c) and/or Section 2.6(f), it shall confirm the same to the Non-Engaging Party within the same timeframe as the ROFR 2 Notice and the terms of Section 2.6(f) shall then apply without the need for the Parties to adhere to Section 2.6(e) and the Parties shall either (at the Engaging Party’s election) [***].
(e)In the event that the Parties wish to [***], both Parties shall [***]. [***],
i.the Parties agree and acknowledge that such [***]. However, unless otherwise agreed, [***]; and
ii.the Parties shall [***], whereby (x) [***]; and (y) [***].
(f)In the event that the Parties and, as the case may be, the Alternative Research Partner cannot reach an agreement on ROFR 1 or ROFR 2 within the time periods referenced above, then [***] provided that [***]. For purposes of the foregoing, “[***]” shall mean [***].
(g)[***] shall not [***] with respect to the [***] if [***].
(h)Save with respect to a determination under Section 2.6(d), if the Parties [***].
Section 3
GOVERNANCE
3.1Collaboration Coordinators.
(a)To support the conduct of the Collaboration, management of the Parties’ joint interest in a Collaboration Product and coordination under this Agreement, immediately after the Effective Date hereof, each Party shall notify to the other Party the name and contact information of its respective coordinator for this Agreement (each a “Collaboration Coordinator”). Each Party may in its sole discretion replace its Collaboration Coordinator at any time by notice in writing to the other Party.
(b)Each Collaboration Coordinator shall possess a general understanding of this Agreement and of key matters relating to the research and Development of a Collaboration Product set forth in an R&D Plan, including matters relating to the conduct of Clinical Trials.
(c)The role of the Collaboration Coordinator is to act as a key point of contact between the Parties to facilitate a successful Collaboration hereunder and resolution of deadlocks or disputes that may arise hereunder. Collaboration Coordinators shall oversee interactions between the Parties through meetings of the JSC. The Collaboration Coordinators shall attend, or cause its nominee with his proxy to attend, all JSC meetings and may bring to the attention of the JSC any financial, scientific or technical matters or issues either of them reasonably believes should be discussed.
3.2Joint Steering Committee.
(a)Establishment, Responsibilities. As soon as possible after the Effective Date, the Parties shall form a joint committee (the “Joint Steering Committee” or “JSC”), consisting of [***] representatives of each of Orano Med and Molecular Partners, which shall have the following responsibility for coordinating all activities under, and pursuant to, this Agreement:
i.The JSC shall coordinate and facilitate the exchange of information between the Parties in compliance with this Agreement in order to ensure that significant regulatory, technical scientific or safety issues concerning the Collaboration are addressed consistently and in a timely manner.
ii.The JSC shall discuss and agree upon an R&D Plan and a R&D Budget for each Collaboration Product and any updates thereto pursuant to Section 4.3(c).
iii.The JSC shall discuss and decide on the substitution of DLL3 as the target for the First Product and any Additional Candidates pursuant to Section 4.2.
iv.The JSC shall (without prejudicing any pre-agreed timelines and subject to Section 4.3(d)) review, comment on and approve all regulatory filings and communications for the Collaboration Products and shall discuss and decide on matters concerning Clinical Trials performed under a R&D Plan.
v.The JSC shall discuss and agree upon estimated Collaboration Costs, any updates thereto and, if applicable, cost overruns pursuant to Section 5.4.

vi.The JSC shall facilitate the Parties’ joint efforts to achieve an Out-Licensing on and subject to Section 7.2.
vii.The JSC may discuss issues relating to any proposed publication, communication or other disclosure regarding a Collaboration Product or this Collaboration.
viii.The JSC will establish the Launch Preparedness Plan and, at the request of either Party upon exercise of the Option by the other, it will review and discuss evidence relating to the achievement of the requirements thereunder.
ix.The JSC shall discuss and, as applicable, try to resolve any disputed financial aspects arising from Collaboration Costs overruns, Quarterly Reports or related supporting documentation and more generally, the JSC shall try to resolve any dispute or claim arising out of, relating to or in connection with any provision of this Agreement.
x.The JSC may agree to establish one or more subcommittees operating under its authority to address technical, financial, intellectual property and operational issues arising from the Collaboration and establish the operating rules and delegated competencies thereof.
(b)Meetings, JSC Chair. The JSC shall meet as soon as practicable after the Effective Date and then no less than on a quarterly basis or more often as reasonably considered necessary at the request of either Party, acting through its Collaboration Coordinator. The JSC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment. Each Party shall be responsible for its expenses, including travel costs incurred for attending the JSC. The Parties’ Collaboration Coordinators will alternately be responsible for hosting the JSC meetings as chair (the “JSC Chair”). The JSC Chair shall be responsible for calling meetings of the JSC with at least one (1) month prior notice, for leading the meetings and for distributing an agenda for the JSC. The JSC Chair will include on the agenda any item within the scope of the responsibility of the JSC that is requested to be included by a Party, and will distribute the agenda to the Parties no less than one (1) week before any meeting of the JSC, together with a written update report which contains information about overall progress under the Collaboration, in particular under an R&D Plan.
(c)Minutes. All JSC meeting minutes shall be drafted by the JSC Chair, reviewed by the other Collaboration Coordinator and ultimately be approved by both Parties prior to formal adoption.
(d)Quorum, Consensus. [***] of the JSC will constitute a quorum for any meeting, provided that at least [***] representative from each Party is present. Decisions of the JSC shall be based on the consensus of representatives of both Parties. In the event that the JSC cannot agree on a matter at a JSC meeting or within a period of [***] hereafter, such matter or dispute shall be escalated to the Parties’ respective Executive Officers, who shall confer in good faith on the resolution of the issue and attempt to decide on such matter or settle such dispute within [***], or such longer period as may be mutually agreed. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties.

3.3Resolution of Disputes. In the event that the Parties’ respective Executive Officers cannot decide on the matter or settle such dispute within the designated period set forth in Section 3.2(d), the following shall apply during the R&D Term with respect to any given Collaboration Product:
(a)[***] shall have final decision-making authority for [***], provided that such decision is [***]. Such final decision-making authority will [***] with regard to the [***]. The final decision-making authority for [***] will [***].
(b)[***] shall have final decision-making authority with respect to [***] provided that [***] shall have the final decision-making authority regarding [***].
(c)If the decision submitted to the JSC relates to actual or potential R&D Budget overrun of external Collaboration Costs resulting from (i) [***], (ii) [***], or (iii) [***], the Parties shall include such overrun in the R&D Budget.
(d)Any other matters shall be subject to mutual agreement of the Parties and, if not resolved by the Executive Officers within the designated period set forth in Section 3.2(d) [***], shall be resolved pursuant to Section 3.3(e). Such other matters include, but are not limited to:
i.[***];
ii.[***];
iii.[***];
iv.[***];
v.[***]; and
vi.[***].
(e)If the Parties are unable to resolve the matter of dispute through their Executive officers as set forth in Section 3.2(d), the Parties shall submit the matter to [***]:
i.[***].
ii.[***].
iii.[***].
iv.[***].
(f)After the relevant R&D Term, the decision making with respect to any subsequent Development activity, registration and Commercialization of a Collaboration Product will vest in [***].

(g)The inclusion of Additional Candidates in the R&D Program (including the agreement on a corresponding R&D Plan, R&D Budget and which Party would have final decision-making authority for the execution of any envisaged R&D activities) shall be [***]. [***], the candidate proposed for inclusion as an Additional Candidate [***].
3.4Scope of the JSC Governance. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and no committee of any kind (including the JSC) shall be delegated or vested with rights, powers, or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. Apart from the updates of an R&D Plan, R&D Budget and related Collaboration Costs, the JSC shall have no power to amend or modify this Agreement, and no decision of the JSC or any other committee created by the Parties shall be in contravention of any terms and conditions of this Agreement.
3.5Dissolution of the JSC. Subject to neither Party having exercised an Exit Decision, the JSC shall remain intact and active upon termination of the R&D Term and shall extend to any subsequent collaboration of the Parties pursuant to this Agreement, including the subsequent Development (including conduct of Clinical Trials), registration and Commercialization of subsequent Collaboration Products (beyond the First Product).
3.6Communication between the Parties. Any and all the communication, including without limitation, those at the JSC and between Executive Officers, all the reports and documents provided to the other Party, shall be in English unless otherwise agreed in writing between the Parties.
Section 4
R&D PROGRAM
4.1R&D Program; Mutual Licenses for R&D Program.
(a)The Parties undertake to (i) jointly research and Develop the First Product through to successful completion of a Registration Enabling Trial in such countries as the Parties shall agree in the R&D Plan, unless either Party exercises an Exit Decision; and (ii) potentially research and Develop Additional Candidates; and (iii) potentially research and Develop CDs (each of (i)-(iii), a “R&D Program”). In the event that a Registration Enabling Trial is completed in one country in the Territory to which an R&D Program relates, or any country in respect of which a multi-jurisdictional Clinical Trial is being conducted, this shall not impact on either Party’s obligations to supply the finished Collaboration Product or the components integrated in said Collaboration Product for clinical purposes to the other Party in respect of that R&D Program in accordance with the Clinical Supply Agreement, which obligations shall endure for the longer of: (i) the term of those obligations as set out in the Clinical Supply Agreement; and (ii) until a Registration Enabling Trial has successfully completed in each country to which an R&D Program applies, or as otherwise agreed by the Parties in writing.
(b)Molecular Partners shall grant and herewith grants to Orano Med an exclusive, worldwide license under Molecular Partners’ interest in the Joint IPR (i) to Manufacture the Collaboration Products as required under this Agreement and (ii) to carry out all of Orano Med’s other responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan, save that Molecular Partners shall retain the rights to (1) use such Joint

IPR to carry out all of Molecular Partners’ responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan (e.g., conduct of a Clinical Trial), (2) use or sub-license such Joint IPR to manufacture and conjugate DARPins pursuant to this Agreement, and (3) grant a licence to a CMO as envisaged pursuant to Section 8.3, and to that extent the license granted under this subclause 4.1(b) shall be a sole rather than an exclusive licence.
(c)Molecular Partners shall grant and herewith grants to Orano Med a non¬exclusive, worldwide license under Molecular Partners Background and Sole Ownership (i) to Manufacture the Collaboration Products as required under this Agreement, and (ii) to carry out all of Orano Med’s other responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan.
(d)Orano Med shall grant and herewith grants to Molecular Partners an exclusive, worldwide license under Orano Med’s interest in the Joint IPR to carry out all of Molecular Partners’ responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan (e.g., conduct of a Clinical Trial), save that Orano Med shall retain the rights to use such Joint IPR (1)(i) to Manufacture the Collaboration Products as required under this Agreement and (ii) to carry out all of Orano Med’s other responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan, and (2) to grant a licence to a CMO as envisaged pursuant to Section 8.3, and to that extent the license granted under this subclause 4.1(d) shall be a sole rather than an exclusive licence.
(e)Orano Med shall grant and herewith grants to Molecular Partners a non-exclusive, worldwide license under Orano Med Background and Sole Ownership to carry out all of Molecular Partners’ responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan (e.g., conduct of a Clinical Trial).
(f)It is understood that the licenses under this Agreement that are stated “exclusive” shall be exclusive (including vis a vis the grantor) with respect to the Collaboration Product, and shall not extend to the use of different components therein outside of a Collaboration Product and the licenses which are stated “non-exclusive” shall mean that the grantor shall be entitled to grant non-exclusive licenses to others but shall not grant any such license with respect to the Collaboration Product and shall carve out the Collaboration Product from any such other licenses. Further, each Party shall retain the rights to use its respective IPR to perform its responsibilities hereunder, as may be subcontracted when permitted pursuant to the Agreement.
4.2Substitution of target.
(a)The Parties may decide to substitute the target DLL3 in the First Product by a different target (such target, the “Substitute Target”). Either Party may propose to the other Party to introduce a Substitute Target in to the R&D Program and Plan in place of the target DLL3 provided that both Parties agree on the Substitute Target and that such substitution occurs no later than the earlier of (i) [***] and (ii) [***]. A Party wishing to introduce a Substitute Candidate shall notify the other Party in writing and shall provide all relevant technical, scientific, safety and therapeutic information about the proposed target, including how it will impact the R&D Plan, Program and Budget and the benefits and risks of substitution over the target DLL3.

(b)Should the Parties wish to jointly engage in additional pre-clinical activities for Additional Candidates, they will enter into a Materials Transfer Agreement (“MTA”) substantially in the form of the MTA entered into by the Parties in relation to DLL3. They shall ensure that such MTA comprises [***]. Upon finalization of such pre-clinical studies for Additional Candidates, the Parties will decide, under the supervision of the JSC, whether or not to include such Additional Candidates under this Agreement. Should the Parties decide to include such Additional Candidates under this Agreement, such Additional Candidates shall be considered as a Collaboration Product, and all rights and obligations in relation thereto shall apply unless otherwise agreed. As of the date of entering into this Agreement, it is not Parties’ initial intention to engage in more than [***] additional pre-clinical programs for new targets, [***] of which would be taken to the clinical stage.
4.3R&D Plans and Budgets.
(a)The R&D Program shall be performed, on a Collaboration Product-by-Collaboration Product basis and, where relevant, a country-by-country basis, in accordance with a general work plan which shall describe, in reasonable detail, the research and Development activities and phases to be performed under the R&D Program for the relevant Collaboration Product, including pre-clinical study designs, clinical trial descriptions for all proposed targets, specific activities and deliverables to be performed and provided by the Parties, estimated timelines, and key milestones (“R&D Plan”) as well as the associated estimated budgets integrated thereto by phase (“R&D Budget”). The R&D Budget shall specify the estimated costs and expenses of Development (including external and internal, and notably CMC development costs) for the relevant Collaboration Product in each Calendar Year of the corresponding R&D Term, including the Clinical Transfer Price and all Logistics Costs. The initial R&D Budget will cover [***].
(b)As of the Effective Date, the Parties have agreed on an R&D Plan for the First Product as the first Collaboration Product attached at Exhibit B hereto and on a corresponding R&D Budget, attached hereto as Exhibit C.
(c)The JSC shall review and, as required, update the then current R&D Plans and R&D Budgets at least once per Calendar Quarter; this is with the exception of the [***] of the Term, during which period the R&D Budget and R&D Plans should only be updated as deemed strictly necessary by the JSC. However, each Party must diligently inform the other Party of any foreseeable significant change of costs of a Clinical Trial at the earliest anticipation and shall request a meeting of the JSC to discuss the necessity of an update to the relevant then current R&D Budget.
(d)Under the R&D Program for the First Product and under the oversight of the JSC,
i.Molecular Partners shall be responsible for certain pre-clinical/clinical and other Development activities with respect to the First Product subject to its reliance on input from Orano Med with respect to development and integration of the TAT Technology as set out in the corresponding R&D Plan;
ii.Orano Med shall be responsible for certain pre-clinical/clinical and other Development activities with respect to the First Product, subject to its reliance on input from Molecular Partners with respect to Development and integration of the DARPin technology as set out in the corresponding R&D Plan; and
iii.the roles and responsibilities of the Parties for subsequent targets (Collaboration Product targeting proteins other than DLL3) shall be separately agreed by the JSC upon program initiation.
4.4Clinical Trials.
(a)Subject to the Opt-Out provisions set out under Section 6 below, Molecular Partners shall be the Sponsor for all Clinical Trials of the First Product, and Orano Med shall be the Sponsor for the first Additional Candidate. For Additional Candidates which the Parties agree to pursue, the Parties shall agree in the JSC who will be the Sponsor of the respective Clinical Trials and the same shall apply for any testing to be performed in the course of Development of any CDs which the Parties agree to pursue. If the Parties are unable to agree on the clinical trial design or protocol development for any Clinical Trial or the Clinical Trial footprint (site mapping), the matter shall be referred to the JSC for resolution.
(b)The Party determined as Sponsor of a Clinical Trial pursuant to this Agreement shall:
i.subject to Section 4.9, provide regulatory lead for the Clinical Trials set forth in an R&D Plan and shall accordingly ensure that all directions and formalities vis-a-vis any Regulatory Authority and/or ethics committee with jurisdiction over such Clinical Trials are complied with, whereby the other Party shall fully cooperate with the Sponsor to comply with such directions and formalities, including but not limited to, with respect to CTA/IND/BLA submissions. For the avoidance of doubt, whilst both Parties are responsible for compliance with applicable Nuclear Activity Laws for their respective activities pursuant to the R&D Plan, Orano Med shall be responsible for setting up the supply chain for the supply of the Collaboration Products, to the exclusion of those components supplied by Molecular Partners or its subcontractors, including as to [***] (as the case may be), [***], [***] and/or [***] (and associated logistics arrangements) in compliance with Nuclear Activity Laws. If and to the extent any such activities were to be carried out by Molecular Partners, it shall endeavour to develop a suitable compliance strategy (at Molecular Partners’ cost) that Molecular Partners can adopt to ensure its compliance with Nuclear Activity Laws (as applicable);
ii.conduct the Clinical Trials under an R&D Plan as Sponsor, prepare and submit Regulatory Documentation and perform related activities (including obtaining IEC/IRB approvals, obtaining signed informed consents, etc.);
iii.list the Clinical Trials in an R&D Plan on www.clinicaltrials.gov, EudraCT or other public registry in any country in which any such Clinical Trial is being conducted in accordance with Applicable Law and in accordance with its internal policies relating to clinical trial registration;

iv.select suppliers, and manage contract negotiation with suppliers, with regard to all contracts relating to the Clinical Trials of an R&D Plan as may be needed for Clinical Trial activities under the R&D Program and Collaboration (including as to supply of IMP, pharmacovigilance, site, CRO or other agreements) and provide relevant contracts, including without limitation with CRO, to the other Party for review comments and approval, as per an approval process and timeline agreed by the Parties in the R&D Plan;
v.negotiate and, following review and commenting by the other Party, enter into contracts relating to the Clinical Trials of an R&D Plan as may be needed for Clinical Trial activities under the R&D Program and Collaboration (including as to supply of IMP, pharmacovigilance, site, CRO or other agreements) and perform related activities thereunder (including approving contract deliverables; monitoring and approving performance etc.);
vi.notify the other Party in the event of an inspection by a Regulatory Authority(ies) relating to the Clinical Trials set forth in an R&D Plan and the results of any such inspection;
vii.notify the other Party in the event of any serious adverse events related to a Collaboration Product and provide the other Party with the copies of relevant safety reports submitted to the Regulatory Authority(ies);
viii.report to the other Party immediately if any Regulatory Authority(ies) places a Regulatory Hold or any restriction on any aspect of one of the Clinical Trials set forth in an R&D Plan;
ix.ensure compliance with all Applicable Laws pertaining to safety reporting for the Clinical Trials set forth in an R&D Plan and related safety activities in relation to a Collaboration Product;
x.provide the other Party with (i) email updates on a monthly basis regarding the progress of patient recruitment versus the forecasting and (ii) a report on at least a quarterly basis or upon the other Party’s reasonable request, on the status of the Clinical Trials set forth in an R&D Plan, including but not limited to information data regarding the number and status of sites, the number of screened subjects, the ongoing, discontinued and completed subjects, first patient first visit (“FPFV”), last patient first visit, (“LPFV”), last patient last visit (“LPLV”), a Collaboration Product relevant design information and available immunogenicity results and safety updates as contemplated by the protocol and/or routinely performed by the Sponsor in its normal course of management of such Clinical Trials;
xi.provide the other Party with the reports for the Clinical Trials set forth in an R&D Plan, which includes not only the final version of such report but also the progress of such Clinical Trials and interim data of the Clinical Trials as reasonably requested by the other Party; and

xii.assume any other responsibilities as may be agreed upon by the Parties.
(c)The Party not acting as Sponsor of a given Clinical Trial set forth in an R&D Plan shall:
i.in accordance with guidance issued by the JSC review and comment on a timely basis on all main contracts relating to the Clinical Trials of an R&D Plan as provided to it by the Sponsor (including contracts as to supply of IMP, pharmacovigilance, or other agreements);
ii.provide the Sponsor with technical and consulting support together with relevant documentation for CTA/IND/BLA regulatory submissions for the Clinical Trials set forth in an R&D Plan;
iii.provide the Sponsor with any reasonable assistance as required by any interactions of the Sponsor with Regulatory Authorities in relation to the Collaboration;
iv.be available for the auditing or qualification activities of the other Party; and
v.assume any other responsibilities as may be agreed upon by the Parties.
(d)Modifications of Protocols. The Sponsor shall not modify any a protocol of a given Clinical Trial set forth in an R&D Plan without the approval of the JSC, provided that such approval shall not be withheld to the extent such modification is required by any competent Regulatory Authority with jurisdiction or authority over such Clinical Trial or the GMP manufacturing facility of a Collaboration Product. In such case, the Sponsor shall promptly inform the other Party thereof and the Parties shall negotiate in good faith any adjustments to an R&D Budget which may become necessary due to the modification.
4.5Regulatory Filings, Ownership.
(a)Responsibility. For the First Product and subject to Section 4.9, Molecular Partners (or if Molecular Partners is not the Exploiting Party, Orano Med) will be responsible for the preparation and filing of all Regulatory Documentation under the relevant R&D Program, including (as applicable) filing the CTA/IND/BLA, and other regulatory filings, and for all regulatory communications concerning the First Product (subject to Orano Med’s right and obligation, as long as it is the Manufacturer of the Collaboration Product, to submit filings comprising Regulatory Documents relating to the Manufacturing of the Collaboration Product or as relates to [***]), subject to review and approval at the JSC and with reasonable support from Orano Med. For the second Collaboration Product, Orano Med (or if Orano Med is not the Exploiting Party, Molecular Partners) will be responsible for the preparation and filing of all Regulatory Documentation under the relevant R&D Program and the first sentence shall apply mutatis mutandis (except that the requirement on Orano Med to have the right and obligation, as long as it is the Manufacturer of the Collaboration Product, to submit filings comprising Regulatory Documents relating to the Manufacturing of the Collaboration Product or as relates to

212 Pb shall remain). For any subsequent Additional Candidates on which the Parties agree to pursue, the Parties shall agree through the JSC which Party will be appointed as Sponsor and be responsible for the preparation and filing of all Regulatory Documentation.
(b)Submission of Regulatory Documentation; Participation Rights.
i.The Party determined as responsible for preparation and filing of Regulatory Documentation for a given Collaboration Product pursuant to subclause 4.5(a) shall submit the Regulatory Documentation to Regulatory Authorities under its name and responsibility, subject (y) to review, commenting and approval by the JSC pursuant to Section 4.4(b)ii and (x) to review and commenting of the other Party pursuant to Section 4.4(b)iii. Each Party shall notify the other Party of any material Regulatory Documentation submitted to or received from the Regulatory Authorities as soon as possible and no later than within [***] of receipt or awareness and shall provide the other Party with copies thereof.
ii.During the R&D Program, the JSC shall have the right to review, comment on and approve all regulatory filings and communications for the Collaboration Products. The responsible Party shall send to the JSC drafts of all material Regulatory Documentation intended to be submitted to a Regulatory Authority at least [***] prior to submission, or solely in the event of urgent submissions or as mutually agreed by the Parties, any shorter reasonable period of time. The Collaboration Coordinators shall promptly call a meeting of the JSC to discuss such draft of Regulatory Documentation with the aim to provide comments to the responsible Party by no later than [***] (or in urgent cases a shorter period of time) following receipt of the draft by the JSC. The responsible Party shall consider any comments received by it in due time in good faith, shall reflect such comments in the Regulatory Documentation and shall re-submit the updated drafts to the JSC for approval as soon as reasonably feasible. Upon receipt of the updated drafts, the Collaboration Coordinators shall promptly call a second meeting of the JSC to review and approve the updated drafts and the JSC shall provide its approval or objection to the responsible Party immediately following such meeting. In the event that the JSC does not approve the updated draft, the dispute escalation mechanism pursuant to Section 3.3 shall apply. In no event shall the responsible Party submit to a Regulatory Authority a Regulatory Documentation without prior approval of the JSC, unless it is mandated to do so by a Regulatory Authority.
iii.The Party not responsible for preparation and filing of Regulatory Documentation for a given Collaboration Product pursuant to this Agreement shall have the right, until such Party exercises an Exit Decision, to review and comment on all regulatory filings and communications for the relevant Collaboration Product, not forming part of the closed part of the Drug Master File. The responsible Party shall send to the other Party drafts of all material Regulatory Documentation intended to be submitted to a Regulatory Authority at least [***] prior to submission, or solely in the event of urgent submissions or as mutually agreed by the Parties, any shorter reasonable period of time. The other Party shall provide its comments, if any, to the responsible Party by no later than

[***] (or in urgent cases a shorter period of time) following receipt of the draft. The responsible Party shall consider any comments received by it in due time in good faith and may implement the comments received at its sole discretion. Notwithstanding the foregoing, after its Exit Decision, Orano Med shall remain entitled to review and comment on all CMC Regulatory Documentation prior to submission to the extent related to TAT Technology, and Molecular Partners shall have an equivalent right to review and comment on all Regulatory Documentation prior to submission, to the extent related to the DARPin Technology.
iv.To the extent this may be accommodated, the Party not responsible for preparation and filing of Regulatory Documentation for a given Collaboration Product under this Agreement shall be entitled to attend all scheduled meetings of the responsible Party with Regulatory Authorities. The responsible Party shall inform the other Party about any envisaged meeting with a Regulatory Authority in the Territory as soon as reasonably practicable upon it becoming aware of any such meeting and shall allow the other Party, at the other Party’s request and sole cost and expense, to participate in any meeting with Regulatory Authorities in the Territory, physically or, if possible, via electronic media. Independently of whether or not the other Party participates in any meeting of the responsible Party with a Regulatory Authority, the responsible Party shall prepare and send to the other Party written minutes of any meeting with such Regulatory Authority in sufficient detail to reasonably enable a non-present recipient to assess the agenda, content and outcome of such meeting within [***] following such meeting.
(c)Drug Master Files; Rights of Reference.
i.Subject to the licenses and rights granted hereunder, Orano Med shall own and maintain all right, title and interest in and to all Drug Master Files for [***] and [***], including in the Field in the Territory. Subject to the licenses and rights granted to hereunder, Molecular Partners shall own and maintain all right, title and interest in and to all Drug Master Files for DARPin proteins, including in the Field in the Territory.
ii.The Party responsible for submission of Regulatory Documentation for a given Collaboration Product shall be entitled to reference the Regulatory Documentation of the other Party, including to use the open part of any Drug Master File owned or otherwise Controlled by the other Party for Development and Commercialization of the relevant Collaboration Product in the Field in the Territory and accordingly (i) Molecular Partners shall be entitled to access and reference the open part of any Drug Master File owned or otherwise Controlled by Orano Med with respect to Pb212 and [***] and with respect to any linkers or chelators supplied by Orano Med and (ii) Orano Med shall be entitled to access and reference the open part of any Drug Master File owned or otherwise Controlled by Molecular Partners with respect to the relevant DARpin proteins and with respect to any linkers or chelators supplied by Molecular Partners. On such responsible Party’s request, the Party owning the Drug Master File, if any, will provide the closed part of such Drug Master Files directly to the competent Regulatory Authority in the Territory by itself or through a Third Party agent in the Territory, provided that if there are local requirements that a Drug Master File be submitted by a single party in the relevant country, the Party owning the Drug Master File shall permit the other Party (or its appointee) to submit the Drug Master File, including the closed part, to the Regulatory Authority under strict obligations of confidentiality and non-use for other purposes. The Party owning the Drug Master File will be solely responsible to meet all local requirements of the respective competent Regulatory Authority in the Territory regarding the substance of the Drug Master File in its own name and behalf. If a Party has not filed a Drug Master File, it shall provide access to the responsible Party, upon the latter request, to all necessary CMC Data and information to be submitted to the Regulatory Authority.
iii.Where necessary, the Party granting rights of reference hereunder shall provide appropriate notification of the other Party’s access and reference rights to the applicable Regulatory Authorities.
4.6Data. Notwithstanding Section 12, the Parties agree that any and all Data shall be jointly owned in equal shares by the Parties to the extent such Data are related to joint activities and not either Party’s Background IPR. The Parties shall grant to each other the right to use the Data, in such manner as set forth in Section 4.1. The Parties acknowledge and agree that any use of the Data which requires the consent of Patient must comply with the terms of the corresponding Patient’s Informed Consent Form (“ICF”).
4.7Records.
(a)In connection with the Collaboration, each Party shall prepare, maintain, and retain or shall cause to be prepared, maintained, and retained complete and accurate written records, accounts, notes, reports and data with respect to its activities conducted pursuant to an R&D Plan in conformity with Applicable Laws and standard pharmaceutical industry practices, provided that in no case shall written documentation be maintained for less than [***] following the Calendar Year to which such records pertain or such longer period as required by Applicable Law. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory and patent purposes. Upon a Party’s written request, solely with respect to information, records or data to which such Party is entitled to receive pursuant to other provisions of this Agreement, the other Party shall send legible copies of the aforesaid information to the requesting Party during the Term and for a minimum of [***] following the Term.
(b)The Parties acknowledge the importance of ensuring that the performance of activities under an R&D Plan is undertaken in accordance with the following good Data management practices: (i) Data shall be generated using sound scientific techniques and processes; (ii) Data shall be accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting research hereunder; (iii) Data shall be analyzed appropriately without bias in accordance with good scientific practices; and (iv) all Data and results shall be stored securely and shall be easily retrievable.
4.8Governmental Inspection. If any Regulatory Authority conducts or gives notice to either Party of its intent to conduct an inspection or audit of such Party or its facilities (including any facilities of any Third Party performing activities for or on behalf of such Party) that specifically relates to such Party’s performance hereunder, or that could materially affect such Party’s ability to perform hereunder and in accordance herewith, such Party shall promptly provide notice of such inspection or audit to the other Party and shall provide updates from time-to-time, including upon such other Party’s reasonable request, regarding the results of such audit or inspection, including any corrective steps to be taken. If such Party receives sufficient prior notice of such inspection or audit, it shall use reasonable efforts to permit the other Party to be present at such inspection or audit to the extent applicable to any Collaboration Product or such other Party’s performance, and shall permit such other Party to provide input (and shall consider and incorporate relevant comments in good faith) in connection with responses provided to any such Regulatory Authority that relate specifically to any Collaboration Product or to such other Party’s performance hereunder, provided that for clarity, the Party being inspected or audited shall have the right to make the final decision in connection with any such responses (following escalation to Executive Officers where reasonably practicable given time constraints in connection with any such inspection or audit). The rights in this Section 4.8 shall no longer apply if a Party exercises its Exit Decision except with respect to any activities conducted by such Party prior to the exercise of the Exit Decision, or activities under a Clinical Supply Agreement or Commercial Supply Agreement.
4.9Compliance with Nuclear Activity Laws.
(a)Each Party shall conduct its activities under the R&D Plan in compliance with Nuclear Activity Laws including with respect to its respective responsibilities in the R&D Plan (including those of a sponsor of a Clinical Trial) and shall respectively obtain and maintain all Nuclear Activity Licenses for the duration of such activities under the relevant R&D Program as designated in the R&D Plan (and Orano Med shall be responsible for identifying where those licenses are required), provided that the Parties will collaborate to develop a compliance strategy and if requested by Molecular Partners, Orano Med will provide reasonable support and training to Molecular Partners and all Orano Med’s reasonable costs related to the requested support or training of Molecular Partners shall be included in the R&D Budget.
(b)Upon Option exercise, the Exploiting Party shall be responsible at all times for compliance with Nuclear Activity Laws of its respective activities pursuant to the Agreement and shall obtain and to the extent it is required to do so with respect to its activities under this Agreement maintain all Nuclear Activity Licenses for the duration of such activities under this Agreement. For the avoidance of doubt Orano Med has primary responsibility for establishing and maintain the supply chain for each Collaboration Product (and associated compliance with Nuclear Activity Laws) unless the Parties agree otherwise under this Agreement. To the extent requested by Molecular Partners, and as long as it supplies the Collaboration Products, Orano Med shall provide all reasonable assistance to Molecular Partners to support its compliance with any obligations it may have under Nuclear Activity Laws as the Exploiting Party, to the extent within Orano Med’s expertise. Subject to the foregoing, this assistance may include: (i) training of personnel; (ii) advising on applicable Nuclear Activity Laws and consulting on compliance; (iii) assisting with applications to Regulatory Authorities and with reporting obligations, if any; and (iv) conducting risk or impact assessments and supporting Molecular Partners to develop procedures and solutions to comply with Nuclear Activity Laws. Orano Med’s reasonable costs related to such assistance shall be borne by Molecular Partners and treated as Operating Expenses, to the extent strictly related to the Collaboration Products.

(c)Without limiting the foregoing, each Party shall ensure that with respect to its activities:
i.all personnel responsible for Nuclear Activities under this Agreement are appropriately qualified, skilled and trained for the relevant Nuclear Activities and that all sites at which Nuclear Activities are carried out accord with Nuclear Activity Laws and are appropriately registered or licensed, as required; and
ii.traceability systems are put in place in relation to the Collaboration Products, as required under Nuclear Activity Laws.
(d)Further, and to the extent applicable, Orano Med shall be responsible for ensuring, as long as it supplies the Collaboration Product, that:
i.the [***] is produced in compliance with all Nuclear Activity Laws and that the Collaboration Products are Manufactured, transported, stored, packaged and handled in accordance with Nuclear Activity Laws; and
ii.secure and compliant logistics solutions are implemented for the delivery of Collaboration Product to applicable delivery sites, and that these solutions are designed and implemented in accordance with Nuclear Activity Laws.
Section 5
R&D PROGRAM COST SHARING
5.1General Principle. During the Development of a Collaboration Product jointly conducted by both Parties, and until either Party exercises an Exit Decision, the internal costs and external costs and expenses of the Parties (in each case as identified in the R&D Budget) which are incurred in the course of the Parties’ performance of their activities under an R&D Plan and R&D Budget, including Manufacturing, regulatory, pre-clinical and clinical and other activities described in the R&D Plan (“Collaboration Costs”) shall be equally borne and shared by the Parties.
5.2Scope of Collaboration Costs, Excluded Costs.
(a)Collaboration Costs may include, as applicable, for the supply of a Collaboration Product during a Calendar Quarter, and to the extent included in the R&D Budget,
i.[***];
ii.[***];
iii.[***]; and
iv.[***].

(b)Each Party shall be solely responsible at its own cost for filing, registering, prosecuting, maintaining and defending its own Intellectual Property Rights, except otherwise agreed by the Parties for specific IPR. Costs for filing, registering, prosecuting, maintaining and defending Joint IPR, and any other IPR the Parties may agree, shall be equally borne and shared by the Parties.
(c)Third Party License Payments will be [***].
5.3Reconciliation. Invoicing.
(a)Each Party shall use standard industry systems and processes to record the number of hours and FTEs working on an R&D Plan, as consistently applied by such Party to all (internal or external) programs.
(b)The specific detail regarding the reporting, reconciliation and invoicing will be agreed by the JSC, however unless otherwise agreed within [***] following the end of a given Calendar Quarter, on a Collaboration Product-by-Collaboration Product basis, each Party shall send a report to the other Party outlining in reasonable detail all internal and external costs and expenses actually invoiced to or incurred by it during the prior three calendar months in the course of such Party’s performance of an R&D Plan, whereby such report shall be sent by electronic means with reasonable supporting documentation and calculations (such as invoices for Out-of-Pocket Costs) and such other information as reasonably required by the other Party to review and assess such costs and expenses (a “Quarterly Report”). At either Party’s reasonable request, an appointee from the finance team of the other Party will be reasonably available to discuss and answer questions regarding such Quarterly Report.
(c)The Parties shall accept all internal and external costs and expenses as Collaboration Costs equitable for cost sharing, if they fulfil the following criteria: (i) actually incurred by or invoiced to a Party in the performance of such Party’s activities under an R&D Plan, (ii) reasonably documented, (iii) provided for as Collaboration Costs under an R&D Budget or accepted pursuant to Section 5.4, and (iv) not yet captured in a prior Calendar Quarter’s reconciliation calculation. The Parties’ Collaboration Coordinators (possibly through the JSC) shall use good faith efforts to discuss and resolve any disputed aspects of the Quarterly Reports or related supporting documentation within [***] following receipt by each Party’s report hereunder.
(d)In application of the principles set forth in Section 5.1, both Collaboration Coordinators (or, if applicable, a competent subcommittee established for this purpose by the JSC) will cooperate to calculate the relative portion of the quarterly Collaboration Costs invoiced to or incurred by each Party and determine the amount payable by one Party (the Party whose relative portion is under [***] of the relevant quarterly Collaboration Costs, referred to herein as the “Deficit Party”) to the other Party (the Party whose relative portion exceeds [***] of the relevant quarterly actually realized part of the budgeted Collaboration Costs, referred to herein as the “Excedent Party”) to achieve a [***] sharing for the actual Collaboration Costs incurred each quarter to the extent in accordance with the R&D Budget, such amount being referred to herein as the “Quarterly Excess”. For the avoidance of doubt, the Quarterly Excess shall be determined with respect to the time period relevant to each Quarterly Report.

(e)The Excedent Party shall issue an invoice to the Deficit Party in the amount of the Quarterly Excess. The payment terms set forth in Section 11 shall apply.
5.4Cost Overruns.
(a)In the event that external costs and expenses actually incurred by both Parties in the course of their performance of an R&D Plan in a given Calendar Year in the aggregate exceed the amount budgeted for external costs in the corresponding R&D Budget for such Calendar Year the Party first becoming aware of a potential overrun in external costs shall immediately notify the other Party to discuss such overruns at the JSC, including an analysis of costs and expenses, the allocation of such cost overruns between the Parties or, as applicable, a potential amendment of an R&D Budget and each Party has the right to call for an audit of the other Parties’ external costs pursuant to Section 11.4. The Parties undertake to use Commercially Reasonable Efforts to ensure that potential costs overruns are discussed and agreed in, and as relevant budgeted, by the JSC before they are actually incurred.
(b)Unless otherwise approved by the JSC, in the event that costs actually incurred by either Party in the course of its performance of an R&D Plan in a given Calendar Year in the aggregate exceed the amount budgeted for such Party’s costs in the corresponding R&D Budget for such Calendar Year, such excess amounts shall be borne [***].
5.5Third Party Agreement Payments.
(a)On a Collaboration Product-by-Collaboration Product basis, if at the Effective Date a Party Controls any IPR of a Third Party (“Third Party IPR”) that it determines, in its reasonable judgment, is necessary in order to Exploit any Collaboration Product(s), then such Party shall bear the cost of any payments to such Third Parties for the use of such Third Party IPR.
(b)If after the Effective Date a Party determines, in its reasonable judgment, that any IPR of a Third Party is necessary or reasonably useful to Exploit any Collaboration Product(s) pursuant to this Agreement, then such Party shall notify the JSC of such Third Party IPR, along with (where reasonably practical) a proposal of the terms upon which such Third Party IPR are available to license or acquire for use in connection with the applicable Collaboration Products, including any amounts payable to such Third Party in consideration of such license or other rights, as applicable, including royalties, milestones or other amounts arising from either Party’s practice of the applicable Third Party IPR under the Collaboration (such payments, the “Third Party Agreement Payments”). The JSC shall determine whether or not to seek a license under, or to acquire such Third Party IPR for the purposes of Exploiting such Collaboration Product(s). If the JSC decides to seek such a license or acquisition, then the Party which determined the need for the Third Party IPR (the “Requesting Party”) [***] the agreement pursuant to which a license under or acquisition of such Third Party IPR would be obtained (such agreement, the “Third Party Agreement”), provided that [***].
(c)If the Parties cannot agree through the JSC on whether to enter into any such Third Party Agreement, or upon the terms of such Third Party Agreement, then [***]. The Exploiting Party (or prior to Option exercise or an Exit Decision, the Requesting Party), shall have the final decision on whether to enter into such Third Party Agreement as long as [***].

i.With respect to [***] (or Requesting Party where applicable), the Exploiting Party shall have the right to treat [***] Third Party Agreement Payments as Operating Expenses for purposes of profit sharing. [***].
ii.With respect to [***], if the Exploiting Party (or Requesting Party where applicable) decides to enter into a Third Party Agreement, then the Exploiting Party (or Requesting Party where applicable) shall have the right to treat [***] of the payment under such Third Party Agreement as Operating Expenses for purposes of profit sharing.
Section 6
OPTION AND CONSEQUENCES OF OPTION EXERCISE
6.1Option.
(a)Each Party hereby grants to the other Party, on a Collaboration Product-by-Collaboration Product basis and subject to the terms and conditions in this Section 6, an exclusive option (“Option”) to obtain from the granting Party:
i.an exclusive, worldwide license, with the right to grant sublicenses to a sublicensee, with written consent from the other Party, under the granting Party’s interest in the Joint IPR to Exploit a Collaboration Product, save that the granting Party shall retain the rights to use such Joint IPR to carry out any ongoing obligations under subclauses 4.1(b) to 4.1(e) (as applicable to the granting Party), and to that extent that licence granted shall be a sole rather than an exclusive licence;
ii.a non-exclusive worldwide license, with the right to grant sublicenses to a sublicensee with the prior written consent of the other Party, under the granting Party’s Background IPR or Sole Ownership to Exploit a Collaboration Product; and
iii.for purposes of the above, subject to Section 6.7, such consent to a sublicense shall not be unreasonably withheld conditioned or delayed provided always that the proposed sublicense remains subject to and is consistent with the terms and conditions of the present Agreement (including with regard to IPR, confidentiality and exclusivity obligations). As between the Parties, the sublicensing Party shall remain liable for the performance of the sublicensed activities.
6.2Option for the First Product, Rights of Exercise.
(a)At the request of either Party [***], the Parties shall appoint a mutually agreed consultant to perform within a reasonable timeframe a market study determining the potential of the Collaboration Product broken down per key markets and countries, and more particularly in the [***], and [***], and shall share the costs of this study, which may be updated from time to time as reasonably requested by either Party. If the Parties cannot agree on a consultant within [***], each Party shall appoint one Expert, who shall appoint the required consultant by mutual agreement by the two Experts, within [***], or such longer period as may be mutually agreed by the Parties.
(b)Thereafter, the Parties shall meet through the JSC to discuss and agree a launch preparedness plan (the “Launch Preparedness Plan”) detailing (i) the Commercialization investments expected from either Party as a Commercialization party [***] (the “Commercialization Requirements”) and (ii) the Facilities and logistics solutions presented by Orano Med [***] (“Manufacturing and Logistics Requirements”). [***]. For the avoidance of doubt, the Launch Preparedness Plan shall serve to determine whether the Option can be exercised or not as set forth in subclause (c) below, but shall not be binding on the Parties as the extent of the obligations of the Parties with respect to the Manufacture, supply and Commercialization of the Collaboration Product which shall be those set forth in the License and Supply Agreements. The Launch Preparedness Plan may only be updated or modified by agreement of the Parties at the JSC.
(c)Molecular Partners shall have the first right to exercise an Option for the First Product by providing to Orano Med during the Exclusive First Option Period, (i) a written notice of Option exercise for the First Product, which notice shall be accompanied by reasonable evidence that Molecular Partners satisfies the Commercialization Requirements criteria with respect to the First Product or is reasonably expected to satisfy them as at the time of launch of the First Product upon Orano Med confirming that it has met the Manufacturing and Logistics Requirements (or is reasonably expected to meet them at the time of the launch of the First Product), provided that such Commercialization Requirements shall be adjusted to the extent that (i) Orano Med cannot reasonably demonstrate at that time that it has met (or is reasonably expected to meet) the Manufacturing and Logistics Requirements set out in the applicable Launch Preparedness Plan or (ii) the Parties have agreed to adjust the Commercialization Requirements or the Manufacturing and Logistics Requirements.
(d)Promptly upon receipt of the documentation referred to in Section 6.2(c)from Molecular Partners, Orano Med – in its capacity as receiving Party – shall perform the evaluation and approval process set forth in Section 6.4.
(e)In the event that (i) the first Option right of Molecular Partners for the First Product has lapsed due to non-service of a notice to exercise the first Option right for the First Product pursuant to Section 6.2(c) or (ii) the Option exercise by Molecular Partners is not determined as successful and completed pursuant to Section 6.4, then Orano Med shall have the second right to exercise an Option for the First Product by providing to Molecular Partners at any time during the Exclusive Second Option Period, (x) a written notice of Option exercise for the First Product and (y) reasonable evidence that Orano Med satisfies the Commercialization Requirements and the Manufacturing and Logistics Requirements.
(f)Promptly upon receipt of the documentation referred to in Section 6.2(f), Molecular Partners – in its capacity as receiving Party – shall perform the evaluation and approval process set forth in Section 6.4.
(g)In the event the first Option right exercise by Molecular Partners pursuant to Section 6.2(c) is determined as successful and completed pursuant to Section 6.4, Molecular Partners shall (subject to Section 6.2(j) and Sections 4.5(a) and 4.9) be responsible for the preparation and filing of all Regulatory Documentation to the extent required.

(h)In the event the second Option exercise by Orano Med pursuant to Section 6.2(e) is determined as successful and completed pursuant to Section 6.4, Orano Med shall (subject to Section 6.2(j) and Sections 4.5(a) and 4.9) be responsible for the preparation and filing of all Regulatory Documentation to the extent required.
(i)In the event that (i) the second Option right of Orano Med for the First Product has lapsed due to non-service of a notice to exercise the second Option right for the First Product pursuant to Section 6.2(e) or (ii) the Option exercise by Orano Med is not determined as successful and completed pursuant to Section 6.4, the Parties shall undertake Commercially Reasonable Efforts to achieve an Out-Licensing of the First Product on and subject to Section 7.
(j)As soon as the Option exercise by Molecular Partners or, as applicable, by Orano Med, is successful and completed pursuant to Section 6.4, the Parties will negotiate in good faith the terms of and enter into License and Supply Agreements under which they would collaborate in connection with Developing, seeking Regulatory Approvals of and Commercializing the Collaboration Products, as provided under Section 6.5 below.
6.3Option for Additional Candidates; Rights of Exercise.
(a)With regard to the first Additional Candidate (i.e.: the first Collaboration Product included into this Collaboration in addition to the First Product), Orano Med will have the first right to exercise the Option for such first Additional Candidate during the Exclusive First Option Period, and Molecular Partners shall have the second right to exercise the Option for such first Additional Candidate. The exercise of the Option for the first Additional Candidate shall be performed pursuant to the process set forth in Section 6.2 and Section 6.2 shall apply mutatis mutandis, whereby Orano Med shall have the first right to exercise the Option, Molecular Partners shall have the second right to exercise the Option and the concerned Collaboration Product shall be the first Additional Product (in lieu of the First Product), provided that Orano Med shall remain responsible for the Manufacture of the Collaboration Product and submission of the Manufacturing and Logistics Requirements unless otherwise agreed by the Parties in writing or provided in the Clinical Supply Agreement or Commercial Supply Agreement.
(b)Regarding any subsequent Additional Candidate (i.e.: any Collaboration Product included into this Collaboration in addition to the First Product and the first Additional Candidate), the Parties shall discuss no later than [***] for such subsequent Additional Candidate who should have the first right to exercise the Option in relation to such subsequent Additional Candidate. Failing an agreement, the Parties shall undertake Commercially Reasonable Efforts to achieve an Out-Licensing of the applicable Collaboration Product on and subject to Section 7, whereby, in such case both Molecular Partners and Orano Med shall be entitled to participate in such competitive process and to match the offer of any Third Party bidding for an Out-Licensing. The Out-Licensing of a subsequent Additional Candidate shall be without prejudice to the possibility for the Parties to jointly Develop the concerned Additional Candidate until its Commercialization.
6.4Evaluation and Approval Process.
(a)From time to time through the JSC and promptly upon receipt of a written notice of Option exercise and accompanying documentation issued by the other Party within its applicable Exclusive First/Second Option Period, the receiving Party shall review the evidence submitted by (i) the issuing Party to confirm whether it satisfies the Commercialization Requirements and (ii) the submission by Orano Med as to whether Orano Med meets the Manufacturing and Logistics Requirements and taking account of the interdependency of the requirements in (i) and (ii). Any and all questions in relation to this assessment shall be handled in the JSC. The receiving Party shall not unreasonably withhold or delay its approval with respect to an Option exercise. When Orano Med is responsible for fulfilment of both the Commercialization Requirements and the Manufacture and Logistics Requirements then Molecular Partners’ written confirmation is required that Orano Med has met the Manufacture and Logistics Requirements for the applicable Collaboration Product.
(b)If a Party wishes to challenge the other Party’s notice setting forth its determination as to the achievement or not of the Commercialization Requirements, it shall send a notice of objection to the issuing Party no later than [***] after receipt of such notice, outlining in reasonable detail its reasoning for challenging such determination. In this event, the Parties shall discuss the notice of objection with a view to settling any challenges raised by the reviewing Party and notably if the failure to meet the Commercialisation Requirements results from a failure to meet Manufacturing and Logistics Requirements. If the Parties fail to settle the matter (notably by adjusting the Commercial Requirements if failure to meet such requirements results from a failure to meet Manufacturing and Logistics Requirements) within [***], the matter shall be resolved in accordance with Section 17.3 hereunder, which shall apply mutatis mutandis. In the event that upon Option exercise, the receiving Party (or where Molecular Partners is approving the Manufacturing and Logistics Requirements, Molecular Partners) (i) fails to send the notice of objection in due form and within the timeline set forth above or (ii) approves the exercise of the Option from the issuing Party, the Option exercise by the issuing Party shall be successful and effective.
6.5License and Supply Agreements.
Upon exercise and successful completion and effectiveness of the Option for a given Collaboration Product by either Party, the Parties shall negotiate in good faith the terms and conditions of a license under which they would collaborate in Developing, seeking Regulatory Approvals of and the Commercialization of such Collaboration Product (the “License Agreement”) and a Commercial Supply Agreement (as specified and defined in Section 8.2(a) below) (together with the License Agreement, the “License and Supply Agreements”) for up to [***] (the “Negotiation Period”), which period may be extended by mutual agreement of the Parties, provided that the financial terms of such License and Supply Agreements shall be those as set forth in this Agreement including the Profit Share of Net Profit and Out-Licensing Revenues and associated terms. The License and Supply Agreements shall further (i) spell out the consequences of failure by the Parties of meeting their respective obligations under the Commercialization Requirements and the Manufacture and Logistics Requirements, (ii) reflect the license grants pursuant to Section 6.6, and (iii) shall contain such applicable terms and conditions as are customary for agreements of its type.
(a)If the Parties are unable to agree on terms for the License and Supply Agreements within the Negotiation Period, then at the request of either Party, either Party may give notice to the other of its intention to submit the matter to “baseball” style arbitration (“Baseball Arbitration”) in accordance with the procedure set out below.

i.Within [***] of the notice referred to above, each Party will provide the other Party with a proposal and written memorandum in support of its position regarding the dispute, as well as any documentary evidence it wishes to provide in support thereof, including under this Section 6.5 its preferred terms for the License and Supply Agreements (each a “Brief”).
ii.If the Parties cannot resolve the dispute within [***] days following exchange of each Party’s respective Brief, either Party may refer the dispute to Baseball Arbitration.
iii.Any matter submitted to Baseball Arbitration shall be finally settled [***].
iv.The arbitrator will be a professional in collaborations and licensing experienced in the valuation of pharmaceutical products with [***] of experience in the pharmaceutical and life sciences industries, including the conduct of development, manufacture and commercialization collaborations.
v.The cost of the arbitration will be borne [***].
vi.Except in a proceeding in a court of competent jurisdiction to enforce the results of the arbitration or as otherwise required by Applicable Law, neither Orano Med nor Molecular Partners nor any arbitrator may disclose [***] without the prior written agreement of Orano Med and Molecular Partners.
vii.Within [***] after such matter is referred to arbitration, each Party will provide the arbitrator with its Brief, which may be revised from the form provided to the other Party pursuant to paragraph (a) above, and the arbitrator will provide each Party’s Brief to the other Party after it receives it from both Parties.
viii.Within [***] after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.
ix.The arbitrator will have the right to meet with the Parties to clarify the record and determine the schedule, as necessary. Within [***] of the receipt by the arbitrator of both Parties’ responses (or expiration of the [***] period if any Party fails to submit a response), the arbitrator will deliver his/her decision regarding the expedited dispute in writing; provided, that the arbitrator will select only one of the resolutions proposed by either Party, which may not be altered or modified in any way.
x.[***], the arbitrator shall select the resolution that s/he considers to be the resolution that is more consistent [***].
6.6License Grant Post Option Exercise. Subject to the conditions of exercise and successful completion and effectiveness of the Option for a given Collaboration Product by a

Party, the other Party shall grant and hereby grants to the exercising Party, with regard to the Collaboration Product concerned by the exercised Option,
(a)an exclusive, worldwide license, with the right to grant sublicenses, subject to Section 6.7 below, to a sublicensee reasonably acceptable to the granting Party, under the granting Party’s interest in the Joint IPR to Exploit such Collaboration Product, save that the granting Party shall retain the rights to use such Joint IPR to carry out any ongoing obligations under subclauses 4.1(b) to 4.1(e) (as applicable to the granting Party), and to that extent that licence granted shall be a sole rather than an exclusive licence; and
(b)a non-exclusive, worldwide license, with the right to grant sublicenses to a sublicensee reasonably acceptable to the granting Party, under the granting Party’s Background IPR or Sole Ownership to Exploit such Collaboration Product.
6.7Unless agreed otherwise in the Launch Preparedness Plan, the Exploiting Party shall have no right to sublicence within [***] following the Option exercise in the countries covered by the Launch Preparedness Plan, without the approval of the other Parties which cannot be unreasonably withheld, conditioned or delayed. [***].
Section 7
OUT-LICENSING
7.1Conditions for Out-Licensing Efforts. If, with regard to the First Product or any subsequent Collaboration Product, neither Party exercises its Option, or neither Option exercised by a Party is deemed as successful and completed pursuant to Section 6, or one Party exercises an Exit Decision pursuant to Section 9, and the other Party does not wish to assume the development of a Collaboration Product post Opt-Out, the Parties shall undertake Commercially Reasonable Efforts to achieve an Out-Licensing to a Third Party, on terms agreeable for both Parties, for Development and Commercialization of such Collaboration Product (for which no Option was exercised, successful and completed).
7.2Joint Efforts Towards Out-Licensing.
(a)Through the JSC, the Parties shall agree on adequate activities to be performed by the leading Party and, if applicable, the other Party in preparation of an Out-Licensing and on a respective budget and cost sharing principle. The Parties shall discuss and determine in the JSC whether, when and to what extent external advisors shall be involved to support or enable the Parties’ efforts to achieve an Out-Licensing (e.g., M&A advisors, investment banks, etc.) and how the costs shall be shared.
(b)The JSC shall establish, itself or with support of external advisors, a list of potential (sub)licensees and shall update the list quarterly. In preparation of the transaction process, the JSC shall agree upon a set of non-confidential data to be shared with potential bidders (e.g., a non-confidential teaser slide deck) as well as a Confidential Information memorandum or presentation to be shared with potential Third Party (sub)licensees solely under confidentiality obligations and restrictions on use no less restrictive than the ones hereunder.

(c)The Parties shall agree in the JSC which Party shall lead the negotiations with respect to a particular potential (sub)licensee. Prior to sharing a term sheet or any substantive mark-up thereof with a Third Party (sub)licensee, the leading Party shall [***].
Section 8
MANUFACTURING AND SUPPLY
8.1Clinical Supply. Through the rights granted to Orano Med under Section 4.1, Orano Med shall have the exclusive right to Manufacture the First Product (and other subsequent Collaboration Products) using Molecular Partners’ supplied DARPin proteins during the Term. With regard to the Manufacture and supply of pre-clinical supply and of clinical batches of a Collaboration Product for the performance of Clinical Trials until a Registration Enabling Trial has successfully completed in each country to which an R&D Program applies, or as otherwise agreed by the Parties in writing, the Parties shall negotiate in good faith and enter into a pre-clinical and clinical supply agreement (“Clinical Supply Agreement”) no later than [***] following the Effective Date in accordance with the terms set forth in Exhibit D.
(a)Orano Med shall make Commercially Reasonable Efforts to Manufacture (as defined in Schedule D) and supply the Collaboration Product (in finished product form) in the countries and in quantities sufficient for the conduct of the Clinical Trials set forth in an R&D Plan(s). Orano Med shall make Commercially Reasonable Efforts to develop a reliable, safe and secure logistics solution for supply and delivery of the finished Collaboration Product to customers.
(b)Molecular Partners shall make Commercially Reasonable Efforts to supply DARPin proteins to Orano Med for the Manufacturing of Collaboration Products. For clarity, the Parties may agree in the Clinical Supply Agreement that [***].
(c)Each Party shall respectively comply with Applicable Laws and Applicable Standards throughout the pre-clinical/clinical manufacturing phase and scale up to commercial supply, and shall share the required Regulatory Documentation with the other Party. Orano Med will be responsible for ensuring that Collaboration Product complies with all local requirements under local Nuclear Activity Laws, including with respect to labelling, packaging, transport, handling and other related activities and will use Commercially Reasonable Efforts to ensure all facilities in the Collaboration Product’s supply chain (other than those managed by Molecular Partners) are GMP compliant and appropriately licensed, authorised or approved (as applicable) for any Nuclear Activities.
8.2Commercial Supply.
(a)In addition to the License Agreement provided for under Section 6.5, the Parties shall negotiate in good faith and enter into a commercial supply agreement for the Manufacture and commercial supply of Collaboration Product by Orano Med from the Orano Med Facilities and any other sites agreed in the Launch Preparedness Plan (with continued associated supply of DARPin proteins by Molecular Partners) (the “Commercial Supply Agreement”). The Parties will enter into a quality agreement to allocate responsibility for quality activities under the Commercial Supply Agreement and will enter into a pharmacovigilance agreement to allocate responsibility for pharmacovigilance activities related to the commercial supply of the Collaboration Product, either together with entering into the Commercial Supply Agreement or otherwise within the time periods specified in the Commercial Supply Agreement.
(b)The Commercial Supply Agreement shall be based on the principles agreed in the Clinical Supply Agreement and, inter alia, include a detailed program of Manufacture and details on facilities, applicable liabilities, process for making changes to Manufacturing process, safety stock requirements, key performance indicators and a definition of and terms to address serious supply failures.
8.3Continuity of supply - Technology Transfer.
(a)Manufacturing and supply continuity arrangements shall be addressed in the R&D Plan. For [***] supply Orano Med undertakes as part of its business continuity planning to ensure that [***] as required under the R&D Plan, [***]. The details will be set forth in the Clinical Supply Agreement and Commercial Supply Agreement.
(b)The Clinical Supply Agreement and the Commercial Supply Agreement shall provide that following [***], in the event of repeated and significant failures to Manufacture and supply a Collaboration Product by a Party or its designated CMO (such failure to be respectively defined in the Clinical Supply Agreement and the Commercial Supply Agreement), the Party responsible for such Manufacture and supply will [***].
(c)The Commercial Supply Agreement shall also provide the right for Orano Med terminate the Commercial Supply Agreement, thereby triggering a Supply Exit (i) after the [***], or (ii) [***].
(d)In case of a Supply Exit:
i.Orano Med shall [***] reasonably acceptable to both Parties; and
ii.the Exploiting Party (acting reasonably) shall [***]; and
(e)Orano Med shall [***]:
i.[***];
ii.[***]; and
iii.[***].
(f)In case of a Supply Exit the Profit Share of the Party initially responsible for the Manufacturing and supply which requests the Supply Exit shall [***] with respect to those Collaboration Products concerned by the Supply Exit and [***]. For the avoidance of doubt, in case of a Supply Exit concerning certain Collaboration Products only, Orano Med shall no longer be the exclusive supplier for such Collaboration Products concerned by the Supply Exit.

(g)If a Supply Exit has occurred in both the EU and the United States with respect to a Collaboration Product, then [***].
Section 9
EXIT BY A PARTY
9.1Exit Decision, Continuing Party.
(a)Either Party (in such capacity, the “Exiting Party”) is entitled to stop its participation and involvement in the Development in respect of a Collaboration Product or in respect of a Collaboration Product for a particular country in the Territory as agreed in the relevant R&D Plan without cause (“Exit Decision”) following a given Opt-Out Point, provided that for purposes of the foregoing, [***]. To exercise such Exit Decision, the Exiting Party shall notify the other Party of its Exit Decision in writing within [***] following a given Opt-Out Point, whereby the effective date of the Exit Decision shall be subject to a [***] notice period commencing upon the delivery of the written notice regarding the Exit Decision from the Exiting Party to the other Party. Any Exit Decision shall become effective upon expiry of the last day of the [***] notice period.
(b)Within [***] of its receipt of a notice of Exit from the Exiting Party, which period shall be extended for a further [***] upon written request of the other Party, the other Party is entitled to refuse to assume the sole continued Development of a Collaboration Product beyond the Opt-Out Point to which the Exit Decision of the Exiting Party relates, in which case it shall provide written notice to the Exiting Party (“Joint Exit Decision”). In such case, the Parties will seek an Out-Licensing of the Collaboration Product pursuant to Section 7 above. Alternatively, Parties may jointly decide to put an end to the Development of the Collaboration Product and the Parties will share equally in the wind down costs.
(c)If the other Party (i) has not requested a prolongation of the initial [***] period in writing before expiry of such period or (ii) has not exercised its Joint Exit Decision towards the Exiting Party within the first or, if applicable, second [***] period, then the other Party shall continue the Development of a Collaboration Product alone after the effective date of the Exit Decision pursuant to Section 9.1(a) (the other Party in such capacity, the “Continuing Party”). In such case, the Exiting Party shall provide to the Continuing Party the Necessary Support pursuant to Section 9.3 and the Exit License pursuant to Sections 9.4 and 9.5.
(d)Upon the effective date of the Exit Decision the Exiting Party shall be dismissed and relieved from any active involvement in the performance of an R&D Plan to which the Exit Decision pertains as well as from any corresponding cost sharing obligations pursuant to Section 5, provided the Exiting Party shall not thereafter be able to recover any amounts paid in respect of its cost share prior to the effective date of the Exit Decision.
9.2Rights and Obligations of the Continuing Party.
(a)The Continuing Party shall
i.pursue the Development of a Collaboration Product to which the Exit Decision pertains at its own cost with no more referral to the JSC,

ii.use Commercially Reasonable Efforts to Develop and Commercialize a Collaboration Product to which the Exit Decision pertains (including to make reasonable effort to find Out-Licensing opportunities);
iii.update the Exiting Party, subject to any restrictions that may be imposed by Applicable Law regarding data sharing, on an annual basis within [***], of the Development and Commercialization of a Collaboration Product to which the Exit Decision pertains under clinical and commercial aspects and of the related budgets for Development and Commercialization,
iv.comply with the profit-sharing principles set forth in Section 10.3,
v.assume all liabilities relating to the continued Development of a Collaboration Product to which the Exit Decision pertains and hold the Exiting Party harmless against any Third Party claims arising out of activities conducted by or on behalf of the Continuing Party after the effective date of the Exit Decision, except to the extent such Third Party claims arise out of the negligence or intentional misconduct of the Exiting Party at any time or accrued prior to the effective date of the Exit Decision.
(b)The Continuing Party shall be released from its exclusivity obligations under Section 2.4, yet solely with regard to the target which is targeted by the concerned Collaboration Product to which the Exit Decision pertains (e.g., DLL3 with respect to the first Collaboration Product).
9.3Necessary Support. In the event the Exit Decision becomes effective after the filing of IND for the concerned Collaboration Product, each Party, in its capacity as Exiting Party, shall provide to the other Party, in its capacity as Continuing Party, the necessary support set forth in below (“Necessary Support”).
(a)In case of Orano Med being the Exiting Party: Orano Med shall provide to Molecular Partners such assistance and support, using Commercially Reasonable Efforts, as necessary or reasonably useful to enabling Molecular Partners to continue further Development of such Collaboration Product. Such reasonable support and assistance shall not exceed [***] and shall be reimbursed by Molecular Partners to Orano Med at an hourly rate of [***] and subject to reimbursement of reasonable, documented and authorized expenses associated with the provision of such support and assistance by Orano Med.
(b)In case of Molecular Partners being the Exiting Party: Molecular Partners shall provide to Orano Med such assistance and support, using Commercially Reasonable Efforts, as necessary or reasonably useful to enabling Orano Med to continue further Development of such Collaboration Product. Such reasonable support and assistance shall not exceed [***] and shall be reimbursed by Orano Med to Molecular Partners at an hourly rate of [***] and subject to reimbursement of reasonable, documented and authorized expenses associated with the provision of such support and assistance by Molecular Partners.
(c)For the avoidance of doubt, the Necessary Support shall include the following:

i.if the Exiting Party is Orano Med, Orano Med’s supply obligations shall continue notwithstanding its Exit Decision and any license grants by Orano Med hereunder shall continue, under reasonable conditions to be determined under the Clinical Supply Agreement or, as applicable, Commercial Supply Agreement;
ii.if the Exiting Party is Molecular Partners, the supplyobligations of Molecular Partners for the DARPin proteins (directly or through CMO) shall continue notwithstanding its Exit Decision, and any license grants by Molecular Partners hereunder shall in such case also continue, under reasonable conditions to be determined under the Clinical Supply Agreement or, as applicable, Commercial Supply Agreement; and
iii.cost related to Joint IPR shall remain equally shared by the Parties notwithstanding an Exit Decision (except the Exiting Party decides not to participate to such Joint IPR costs in which case Section 12.9(d) shall apply and its rights to the Joint IPR shall be wholly assigned to the Continuing Party).
9.4Grant of Exit License. In consideration for the benefit of continued profit sharing described in Section 10 (as adjusted pursuant to Section 10.3) from the continued Development of a Collaboration Product to which the Exit Decision pertains by the Continuing Party, the Exiting Party shall grant, and hereby grants, to the Continuing Party the following licenses with effective as of the effective date of the Exit Decision:
(a)an exclusive, worldwide license or, if the Exit Decision pertains to a particular country in the Territory, for such countries to which the Exit Decision pertains, with the right to grant sublicenses to a sublicensee reasonably acceptable to the granting Party, under the granting Party’s interest in the Joint IPR to Exploit such Collaboration Product; and
(b)a non-exclusive worldwide license or, if the Exit Decision pertains to a particular country in the Territory, for such countries to which the Exit Decision pertains, with the right to grant sublicenses to a sublicensee reasonably acceptable to the granting Party, under the granting Party’s Background IPR or Sole Ownership to Exploit such Collaboration Product.
(c)It is understood between the Parties that the licenses under this Section 9.4 shall be exclusive with respect to the Collaboration Product, to which the Exit Decision pertains, but that these licences shall not extend to any Exploitation of the respective IPR outside of such Collaboration Product (e.g., they shall not extend to the use of components of such Collaboration Product outside of the Collaboration Products or on their own).
(d)For clarity, the Exit License shall (i) enable the Continuing Party to search for, evaluate and negotiate Out-Licensing opportunities and (ii) include the right for the Continuing Party to use all Data related to a Collaboration Product to which the Exit Decision pertains generated by both Parties before the effective exit date of the Exit Decision.
9.5Right of Reference. In consideration for the benefit of continued profit sharing described in Section 10 (as adjusted pursuant to Section 10.3) from the continued Development of a Collaboration Product to which the Exit Decision pertains by the Continuing Party, the Exiting Party shall grant and hereby grants to the Continuing Party a right of reference and access to all Regulatory Documentation submitted to any Regulatory Authority in the Territory for Collaboration Products to which the Exit Decision pertains that are in the Exiting Party’s or any of its Affiliates’ name or are otherwise Controlled by the Exiting Party or any of its Affiliates. Where the Continuing Party wishes to submit or file Regulatory Documentation to a given Regulatory Authority in the Territory or to obtain or maintain a Regulatory Approval for a Collaboration Product in the Territory to which the Exit Decision pertains, the Exiting Party shall provide appropriate notification of the Continuing Party’s access and reference rights to the applicable Regulatory Authorities, where necessary.
9.6Transfer of Regulatory Approvals and Third Party agreements. If, at the effective date of the Exit Decision, the Exiting Party or any of its Affiliates (i) holds any Regulatory Approvals for the Collaboration Product to which the Exit Decision pertains, which are capable of being transferred to the Continuing Party; and/or (ii) has entered into any Third Party Agreements which relate solely to the Development of a Collaboration Product to which the Exit Decision pertains, in each case the Exiting Party shall disclose the same to the Continuing Party and shall promptly transfer such Regulatory Approvals and/or Third Party agreements to the Continuing Party on written request and at the cost of the Continuing Party.
Section 10
PROFIT SHARING
10.1General Principle.
(a)The Exploiting Party shall book the sales of the Collaboration Product and shall pay to the other Party the Profit Share of the Net Profit generated by it from Commercialization of each Collaboration Product on worldwide basis.
(b)For the avoidance of doubt, in the event that there is a Net Loss, in a given Calendar Quarter, [***].
(c)For the avoidance of doubt, this Profit Share of Net Profit is distinct from and without prejudice to any additional revenue a Party may derive from the supply of the Collaboration Products.
10.2Shared Out-Licensing Revenues in Case of Out-Licensing.
(a)For Collaboration Products which are (sub)licensed to a Third Party in an Out-Licensing in the absence of an Exit Decision by a Party hereto, Out-Licensing Revenues shall be shared on a [***].
(b)For Products which are (sub)licensed to a Third Party in an Out-Licensing subsequent to an Exit Decision, the Continuing Party shall pay to the other Party a portion equal to the Profit Share of the Net Profits generated by the Continuing Party with respect to such Product.
10.3Reporting on Sales and Net Profit and Out Licensing Revenues.
(a)The Exploiting Party shall provide to the other Party as promptly as practicable, but in any event within [***], a written report setting forth, on a country-by-country basis, so far as is permitted under Applicable Law, (i) the amount of Net Sales generated with a Collaboration Product during the previous calendar month in such country, (ii) the Operating Expenses incurred at or invoiced to the Exploiting Party for Commercialization of such Collaboration Product during such calendar month, stating the relevant cost items per individual item as reasonably required to assess the calculation of such Operating Expenses, and its alignment with Commercialization Plan, and (iii) the amount of the monthly Net Profit payable by or to the Exploiting Party by or to the other Party with regard to a Collaboration Product and applicable calendar month, including the method applied by the Exploiting Party to calculate such monthly Net Profit (“Profit Sharing Report”).
(b)The Exploiting Party shall provide to the other Party as promptly as practicable, but in any event within [***], a written report setting forth, on a country-by-country basis, the amount of Out-Licensing Revenues during such calendar month in such country, and the amount of the Out-Licensing Revenues payable by or to the Exploiting Party by or to the other Party with regard to a Collaboration Product and calendar month, (“Out-Licensing Revenues Report(s)”).
(c)If the other Party has objections against any report provided to it by the Exploiting Party, the other Party shall send a written objection notification to the Exploiting Party in which the other Party shall explain its reasoning for the objection. Upon the Exploiting Party’s receipt of the objection notification, the Parties shall promptly schedule a meeting of the Executive Officers to discuss and prepare a decision of the Parties to resolve or settle the dispute. If the Executive Officers cannot agree on a proposal for a respective decision or if the Parties cannot mutually agree to resolve or settle the dispute, the dispute shall be escalated to arbitration pursuant to Section 17.3.
Section 11
PAYMENT TERMS, TAXES, AUDIT RIGHTS
11.1Payment Terms.
(a)For all payments or costs for which a Party (the “Owing Party”) is obligated to pay to or to reimburse the other Party (the “Owed Party”) pursuant to this Agreement (and for which no specific provision is made hereunder for such payment), the Owed Party shall send to the Owing Party an invoice for such amount within [***] of (i) receipt of all relevant Profit Sharing Reports and Out-Licensing Revenues Reports pertaining to that Calendar Quarter (i.e. the third of each report relating to that Calendar Quarter) from the Exploiting Party by the other Party or (ii) any other point in time on which it is determined under this Agreement that an amount is payable by the Owing Party to the Owed Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment.
(b)Unless otherwise agreed between the Parties payment with respect to each such invoice shall be due within [***] after receipt by the Owing Party thereof. Any undisputed invoice which is not paid by its due date shall incur a late payment fee at the rate of [***] per month, compounded monthly, or at the highest rate permitted under the governing law as set forth in Section 17.2, if less.

(c)All amounts due hereunder shall be paid by the paying Party in Euros by electronic funds transmission to the receiving Party’s designated bank account as indicated in the respective invoice or as the receiving Party may from time to time otherwise designate by written notice to the paying Party. Any costs of bank wire transfer shall be borne by the paying Party.
11.2Taxes and Withholding.
(a)All payments to be paid by the paying Party to the receiving Party under this Agreement shall be understood as net amounts for value added tax (VAT) or equivalent tax purposes. The payment of such VAT (or equivalent tax), if due, is within the sole responsibility of the paying Party. In this case, the receiving Party shall provide the paying Party with an appropriate VAT invoice.
(b)Each Party will pay all taxes imposed on its share of income arising directly or indirectly from the efforts of, or the receipt of any payment by, such Party under this Agreement in its relevant tax jurisdiction.
(c)All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 11.2.
(d)The Parties agree to cooperate with each other and use Commercially Reasonable Efforts to minimize under Applicable Law obligations for any and all income or other taxes required by Applicable Laws to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”).
(e)The Deficit Party shall, if so required by Applicable Law, deduct from any amounts that it is required to pay to the Excedent Party an amount equal to such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Deficit Party’s account and, if available, evidence of such payment shall be secured and sent to Excedent Party within [***] of such payment. The Deficit Party shall, at the Excedent Party’s sole cost and expense, as mutually agreed by the Parties, do all such lawful acts and things and sign all such lawful deeds and documents as the Excedent Party may reasonably request to enable the Deficit Party to avail itself of any Applicable Laws (including notably any double taxation treaties) with the goal of paying the sums due to the Excedent Party hereunder without deducting any Withholding Taxes.
11.3Record Keeping. During the Term of this Agreement, each Party shall maintain complete and accurate books and records of account, in accordance with its applicable generally accepted accounting standards, of all transactions and other activities under this Agreement, sufficient to confirm (a) the accuracy of all reports furnished by such Party to the other Party under this Agreement; (b) the accuracy of the determination of Net Sales and Operating Expenses and respective Profit Sharing Report; and (c) all other payments paid or payable by such Party to the other Party under this Agreement.
11.4Audit.
(a)At the request and expense of one Party (the “Demanding Party”), the other Party shall permit an independent accounting expert appointed by the Demanding Party and reasonably acceptable to the other Party, at reasonable times and upon reasonable notice, to examine only those records as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to the Demanding Party’s request or with respect to any period referenced in a dispute under Section 5.4, the correctness or completeness of any Out-Licensing Revenues Report, Profit Sharing Report and other payments as well as supporting documents submitted to the Demanding Party hereunder. The foregoing right of review may be exercised only once per year and shall not exceed [***] in duration. Results of any such examination shall be (i) made available to the audited Party and (ii) subject to the confidentiality obligations hereunder.
(b)Any examination conducted under this Section 11.4 shall be at the expense of the Demanding Party, unless such inspection reveals any underpayment of the payments due for the audited period by at least [***], in which case the full costs of such inspection for such period shall be borne by the other Party.
(c)In the event of a dispute regarding the findings of the inspection of the applicable records of the audited Party, the Parties shall work in good faith to resolve the dispute in accordance with the provisions of Section 17.3. If the Parties are unable to resolve the dispute within the time period stipulated in Section 17.3, the dispute shall be submitted for decision to a certified public accounting firm mutually selected by each Party’s certified public accountants or to such other Third Party as the Parties shall mutually agree. The decision of such expert shall be final and the costs of such decision as well as the initial audit shall be borne between the Parties in such manner as such expert shall determine. Not later than [***] after such decision and in accordance with such decision, the Owing Party shall make any additional payments to the Owed Party.
Section 12
INTELLECTUAL PROPERTY
12.1Background IPR. Subject to Section 12.2 and 12.3, each Party is and shall remain the sole and exclusive owner of all its Background IPR and this Agreement shall not affect such ownership. Except as expressly stated in this Agreement, no licenses nor any other rights, implied or otherwise, are granted by a Party to the other Party under its Background IPR. For clarity, each Party shall remain the sole and exclusive owner of all Patent Rights, Know-How and other IPR related to a Collaboration Product which the Party owns or otherwise Controls on or before the Effective Date or which is generated by a Party outside of the R&D Program.
12.2Molecular Partners Owned Foreground IP.
(a)All right, title and interest in and to any and all Patent Rights, Know-How and other IPR that [***] (“Molecular Partners Owned IP”) shall be allocated to and solely owned by Molecular Partners.
(b)Molecular Partners shall solely own any Patent Rights that claim or that are directed to Molecular Partners Owned IP (“Molecular Partners Owned Patents”). Molecular Partners shall have the [***] to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Molecular Partners Owned Patents at its own expense. If Molecular Partners elects not to prosecute any Molecular Partners Owned Patents, it shall notify Orano Med, [***].

(c)Orano Med shall fully disclose in writing to Molecular Partners any and all Molecular Partners Owned IP, which is discovered, developed, or invented by or on behalf of Orano Med, independent of whether or not such is protectable under any Applicable Laws within [***] from Orano Med’s awareness of such discovery, development or invention. Orano Med agrees to transfer and assign, and to cause its Affiliates or subcontractors to transfer and assign, and herewith transfers and assigns to Molecular Partners all of Orano Med’s right, title and interest in and to all Molecular Partners Owned IP. Molecular Partners herewith accepts such transfer and assignment.
12.3Orano Med Owned Foreground IP.
(a)All right, title and interest in and to any and all Patent Rights, Know-How and other IPR that [***] (“Orano Med Owned IP”) shall be allocated to and solely owned by Orano Med.
(b)Orano Med shall solely own any Patent Rights that claim or that are directed to Orano Med Owned IP (“Orano Med Owned Patents”). Orano Med shall have the [***] to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Orano Med Owned Patents at its own expense. If Orano Med elects not to prosecute any Orano Med Owned Patents, it shall notify Molecular Partners, [***].
(c)Molecular Partners shall fully disclose in writing to Orano Med any and all Orano Med Owned IP, which is discovered, developed, or invented by or on behalf of Molecular Partners, independent of whether or not such is protectable under any Applicable Laws within [***] from Molecular Partners’ awareness of such discovery, development or invention. Molecular Partners agrees to transfer and assign, and to cause its Affiliates or subcontractors to transfer and assign, and herewith transfers and assigns to Orano Med all of Molecular Partners’ right, title and interest in and to all Orano Med Owned IP. Orano Med herewith accepts such transfer and assignment.
12.4Jointly Owned Foreground IP.
(a)Any and all right, title and interest in and to any Patent Rights, Know-How or other IPR that [***] (“Joint IPR”) shall be allocated to both Parties in equal shares and shall be jointly owned by the Parties. For clarity, Joint IPR includes [***]. Recourse to any Third Party’s [***].
(b)Both Parties shall jointly own in equal shares any Patent Rights that claim or that are directed to Joint IPR.
(c)Each Party hereby agrees to transfer and assign, and to cause its Affiliates and Subcontractors to transfer and assign, and hereby transfers and assigns to the other Party, who accepts such transfer and assignment, such portion of its right, title, and interest in, to and under the Joint IPR as required for both Parties to jointly own an equal and undivided part of the Joint IPR.
12.5[***] Technology Collaboration, ownership and exploitation.

(a)Collaboration. The Parties will collaborate to Develop an optimized [***], as agreed in the [***] Project Plan.
(b)[***] Background Technology.
i.Each Party is and shall remain the sole and exclusive owner of all its [***] Background Technology and this Agreement shall not affect such ownership. Except as expressly stated in this Agreement, no licenses nor any other rights, implied or otherwise, are granted by a Party to the other Party under its [***] Background Technology.
ii.Molecular Partners shall grant and herewith grants to Orano Med (i) a non-exclusive, worldwide license under Molecular Partners [***] Background Technology to carry out Orano Med’s responsibilities under the [***] Project Plan and (ii) a non-exclusive, worldwide, perpetual, fully paid-up, royalty free, sub-licensable license to the Molecular Partners [***] Background Technology to the extent such license is required and necessary for Orano Med to Exploit and license any of its rights in and to the Joint [***] Technology.
iii.Orano Med shall grant and herewith grants to Molecular Partners (i) a non-exclusive, worldwide license under Orano Med [***] Background Technology to carry out Molecular Partners’ responsibilities under the [***] Project Plan and (ii) a non-exclusive, worldwide, perpetual, fully paid-up, royalty free, sub-licensable license to the Orano Med [***] Background Technology to the extent such license is necessary for Molecular Partners to Exploit and license any of its rights in and to the Joint [***] Technology.
(c)Jointly Owned Foreground [***] Technology.
i.All Joint [***] Technology shall be allocated to both Parties in equal shares and shall be jointly owned by the Parties.
ii.Both Parties shall jointly own in equal shares any Patent Rights that claim or that are directed to Joint [***] Technology. Parties agree in this respect that Sections 6.2.3.1 (Joint Patents) and 6.3 (Lawsuits) of the R&D Agreement shall apply mutatis mutandis.
iii.Each Party hereby agrees to transfer and assign, and to cause its Affiliates to transfer and assign, and hereby transfers and assigns to the other Party, who accepts such transfer and assignment, such portion of its right, title, and interest in, to and under the Joint [***] Technology as required for both Parties to jointly own an equal and undivided part of the Joint [***] Technology.
(d)Use of Joint [***] Technology.
i.Neither Party may sell, transfer, or assign any Joint [***] Technology without prior written consent of the other Party, except in the case of a full or partial sale, transfer or assignment of the business to which the [***] technology relates or to an Affiliate.

ii.Each Party will have an equal and undivided interest in the Joint [***] Technology, and each Party will be entitled to Exploit or license the Joint [***] Technology, without the consent of or duty to account to the other Party subject to the exclusive rights and licences granted herein, provided that such Exploitation or license does not incur conflicts that may adversely impact the collaboration between the Parties, and provided that (i) Orano Med may not Exploit or license the Joint [***] Technology in conjunction or combination with any DARPin Technology save to the extent permitted under the R&D Agreement or this Agreement, and (ii) Molecular Partners may not Exploit or license the Joint [***] Technology in conjunction or combination with [***] save to the extent permitted under the R&D Agreement or this Agreement.
iii.Molecular Partners shall grant and herewith grants to Orano Med a non-exclusive, worldwide, perpetual, fully paid-up, royalty free, sub-licensable license to the Molecular Partners [***] Background Technology (but excluding all DARPin Technology comprised therein) to the extent such license is required and necessary for Orano Med to Exploit or license any of its rights in and to the Joint [***] Technology.
(e)Orano Med shall grant and herewith grants to Molecular Partners a non-exclusive, worldwide, perpetual, fully paid-up, royalty free, sub-licensable license to the Orano Med [***] Background Technology (but excluding any rights to [***] comprised therein) to the extent such license is necessary for Molecular Partners to Exploit or license any of its rights in and to the Joint [***] Technology.
12.6Other Foreground IP.
(a)Any and all right, title and interest in and to any Patent Rights, Know-How or other IPR that [***] shall be owned by either or both Parties based on inventorship.
12.7Inventorship; Employee Inventions.
(a)Determination of inventorship will be made in accordance with US patent laws. The Parties will name only the true and real inventors according to their contributions to each invention.
(b)To the extent in line with Applicable Laws and unless equivalent measures are already provided on the basis of Applicable Laws, each Party shall ensure that employees and subcontractors of such Party or its respective Affiliates performing activities under this Agreement shall, prior to commencing such work, be bound by written invention assignment obligations requiring: (i) prompt reporting of any Patent Rights, Know-How, or other Intellectual Property Rights arising from such work; (ii) assignment to the applicable Party or Affiliate of his or her rights, title, and interests in, to and under any Patent Rights, Know-How, or other Intellectual Property Rights arising from such work; and (iii) performance of all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. Each Party shall comply with and shall be solely responsible for all applicable country-specific inventor remuneration laws and regulations, if inventor remuneration obligations are triggered by an employee of such Party or its Affiliates.

12.8Use of Joint IPR.
(a)Unless otherwise authorized under this Agreement, neither Party may sell, transfer or assign any Joint IPR (including but not limited to in case of Out-Licensing) without prior written consent of the other Party and provided that such consent shall not be required for an assignment by a Party (a) to an Affiliate of the assigning Party, or (b) subject always to Section 2.5 above, in a Change of Control. Any such assignment of Joint IPR to an Affiliate shall be made only on the condition (to be recorded in such assignment) that, if such Affiliate ceases to become an Affiliate of the assigning Party, then the Affiliate shall be obliged, at that time, to assign back to the assigning Party all of its rights to and in such Joint IPR at its own cost, and shall execute all necessary documents and take all necessary steps to record and perfect such assignment back.
(b)Subject to the mutual licenses granted by the Parties to each other under this Agreement under the Joint IPR, and subject to the exclusivity obligations of the Parties, each Party will have an equal and undivided interest in the Joint IPR, [***].
12.9Maintenance and Prosecution of Joint IPR.
(a)Whenever required or appropriate, both Parties shall discuss and agree the patenting strategy for any Joint IPR which may arise, including deciding on the timing for the filing of any patent application, the countries in which patent applications should be filed and the Party that will take the lead in drafting, filing, prosecuting, maintaining and/or defending particular Joint IPR (the “Lead Prosecuting Party”). The level of generalization of any jointly owned inventions shall be discussed if and when the filing of a patent application is envisaged so as to afford the Parties the broadest possible Patent Right. Unless agreed otherwise, or if the Parties cannot agree, then (i) [***] shall have the first right (but no obligation) to be the Lead Prosecuting Party for any patent applications regarding Joint IPR relating to the First Product, and (ii) [***] shall have the first right (but no obligation) to be the Lead Prosecuting Party for any patent applications regarding Joint IPR relating to the first Additional Candidate. If the Party with such first prosecution right chooses not to lead the prosecution, then it shall notify the other Party, which shall have the right (but no obligation) to lead such prosecution.
(b)The Parties acknowledge and agree that unless otherwise agreed, the Lead Prosecuting Party shall have the first right (but not the obligation) to file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Joint IPR (each, a “Joint Patent Application”), using patent counsel selected by the Lead Prosecuting Party and reasonably acceptable to the other Party. Notwithstanding the foregoing, when deciding whether to (i) [***], or (ii) [***], following which the Parties shall [***]. For the purposes of this subclause 12.9(b):
i.“UPC System” means the system for a new Unified Patent Court established pursuant to the Regulation (EU) No 1257/2012 on the Unitary Patent, the Agreement on a Unified Patent Court dated 19 February 2013, the Protocol to the UPC Agreement dated October 2015, and the Rules of Procedure of the Unified Patent Court dated 8 July 2022, each as amended from time to time.

ii.“Unitary Patent” means the new European patent with unitary effect covering multiple UPC States and administered by the European Patent Office as established pursuant to Regulation (EU) No 1257/2012.
iii.“UPC State” means any EU Member State that at the relevant date has signed and ratified the Agreement on a Unified Patent Court dated 19 February 2013.
(c)In any event, the Parties shall consult and reasonably cooperate with one another to jointly agree on (i) the preparation, filing, prosecution (including prosecution strategy) and maintenance of such Joint Patent Application and Orano Med and Molecular Partners shall equally share the expenses associated therewith, and (ii) the maintenance and defense of any joint Patent Rights and shall equally share the expenses associated therewith. The Lead Prosecuting Party shall provide to the other Party copies of any papers related to such Joint Patent Applications reasonably in advance of any submission to the relevant patent office or other registry so that the other Party can comment and provide input. The Lead Prosecuting Party shall not finally abandon or disclaim any claims that it has been informed are of interest to the other Party without prior consultation with the other Party. For the avoidance of doubt, both the Lead Prosecuting Party and the other Party shall be both fully and equally considered as the beneficial owners of the rights derived from any Joint IPR.
(d)If a Party does not want to file a patent application for a Joint IPR (either generally or with respect to a particular country) or at any point after the initial filing wishes to discontinue the prosecution, maintenance or defense of a Joint Patent Application or joint Patent, the other Party, at its sole option, may file such a patent application and/or may continue such prosecution, maintenance or defense at its sole expense. In such event, the opting-out Party shall execute such documents and perform such acts, at the other Party’s expense, as may be reasonably necessary in a timely manner to assign such Joint IPR to the other Party (in such country or all countries, as applicable) to allow the other Party to continue such Joint IPR. Any Joint Patent Application or Joint IPR so assigned shall thereafter be owned solely by the other Party and treated as Sole Patent Rights hereunder.
12.10Separation of Patent Rights.
(a)The Parties will use good faith efforts to separate Molecular Partners Owned Patents, Orano Med Owned Patents and jointly owned Patent Rights into separate filings to the extent possible and without adversely impacting prosecution and maintenance of Molecular Partners Owned Patents, Orano Med Owned Patents and jointly-owned Patent Rights with a view to minimizing the inclusion of one Party’s Sole Ownership in the other Party’s Sole Patent Rights and/or in any jointly-owned Patent Right.
(b)In the interest of isolating where possible each Party’s Sole Patent Rights and/or any jointly-owned Patent Rights in distinct instruments, each Party shall make good faith efforts to supply to the other Party information regarding contemplated applications of its Sole Patent Rights within reasonable timeframe before the relevant filing and in sufficient details to allow the other Party to advise of its views concerning the separation of Patent Rights as per this Section 12.10. Each Party shall, upon receipt of such views from the other Party, take necessary reasonable actions, including amendments to the patent application in preparation, to ensure that its patent application complies with the terms and conditions hereunder.

(c)Any dispute arising out of, relating to or in connection with this Section 12.10 shall be escalated to the Parties’ respective Executive Officers, who shall attempt to settle such dispute within [***], or such longer period as may be mutually agreed. In the event that the Parties’ respective Executive Officers cannot settle such issue within the designated period, the issue shall be subject to a dispute resolution procedure pursuant to Section 17.3 hereof.
12.11Infringement of Patent Rights by Third Parties.
(a)Infringement of Molecular Partners Owned Patents. For all infringement or misappropriation by a Third Party of Molecular Partners Owned Patents, of which Molecular Partners or its in-house patent counsel becomes aware anywhere in the world, [***] shall have [***] to prosecute such infringement as it may determine in its sole and absolute discretion, and [***] shall bear all related expenses and retain all related recoveries. [***] shall reasonably cooperate with [***] or its designee, at [***]’ request and expense, in any such action.
(b)Infringement of Orano Med Owned Patents. For all infringement or misappropriation by a Third Party of Orano Med Owned Patents, of which Orano Med or its in-house patent counsel becomes aware anywhere in the world, [***] shall have [***] to prosecute such infringement as it may determine in its sole and absolute discretion, and [***] shall bear all related expenses and retain all related recoveries. [***] shall reasonably cooperate with [***] or its designee, at [***]’s request and expense, in any such action.
(c)Infringement of jointly owned Patent Rights. For all infringement or misappropriation by a Third Party of jointly owned Patent Rights or other Joint IPR, the Parties will discuss in good faith and determine the strategy and their respective roles to deal with the situation on a case-by-case basis. Unless agreed otherwise, or if the Parties cannot agree, then (i) [***] shall have the first right (but no obligation) to lead the enforcement of jointly owned Patent Rights or other Joint IPR relating to First Product, and (ii) [***] shall have the first right (but no obligation) to lead the enforcement of jointly owned Patent Rights or other Joint IPR relating to the first Additional Candidate. If the Party with such first enforcement right chooses not to lead the enforcement, then it shall notify the other Party, which shall have the right (but no obligation) to lead such enforcement.
12.12Infringement of Third Party IPR.
(a)Notice. If a Party is or otherwise becomes aware that the activities relating to the Collaboration (i) may infringe a patent, copyright or other proprietary right by a Third Party anywhere in the world, or (ii) are the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, such Party shall promptly notify the other Party and, without regard to which Party first became aware, or is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the potential infringement and/or claim.
(b)Defence. If both Parties are charged with infringement pursuant to a claim described in Section 12.12(a), the Parties shall defend such claim jointly, unless they agree otherwise. If only one Party is charged with infringement, such Party will have the sole right but not the obligation to defend such claim.

(c)If the Parties jointly defend the claim, Molecular Partners and Orano Med shall bear any costs and expenses of the defense of any such Third Party infringement claim in accordance with such share ratio as agreed by both Parties taking into account how much the claim relates to each Party’s Background IPR or Sole Ownership, with the understanding that if the claim relates solely to one Party’s Background IPR or Sole Ownership, such Party will bear one hundred percent (100%) of the costs and expenses of the defense of such claim and shall have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim
(d)Neither Party shall enter into any settlement concerning activities under this Agreement or the Collaboration that affects the other Party’s rights under this Agreement, the Commercial Supply Agreement or Clinical Supply Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld or delayed, except that a Party may settle any claim that solely relates to its Background IPR or Sole Ownership without the consent of the other Party as long as such other Party’s rights under this Agreement and the Collaboration are not adversely impacted (in which case, it will obtain such other Party’s prior written consent, not to be unreasonably withheld or delayed).
12.13Trademarks. The Exploiting Party shall own and Control any and all trademarks developed during the Term for the purposes of Commercialization of the First Product or other Collaboration Product, (the “Commercialization Trademarks”), for which the Exploiting Party exercised an Option in the Territory. If and to the extent that the other Party has any rights to such Commercialization Trademarks, following the exercise of the Option such Party shall promptly assign its rights to such Commercialization Trademarks to the Exploiting Party. Where the Parties agree to an Out-Licensing to a Third Party with respect to the First Product or other Collaboration Product, the relevant Commercialization and Trademarks, if any, shall be jointly owned by the Parties unless otherwise agreed with such Third Party.
Section 13
CONFIDENTIALITY
13.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] thereafter (save with respect to trade secrets, for which, subject to Section 13.2, there shall be no end date to the confidentiality provided hereunder), the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.

13.2Exceptions. The obligations in Section 13.1 shall not apply with respect to any portion of Confidential Information that a Party can demonstrate contemporaneously by tangible records or other competent proof that such information:
(a)was already known to the receiving Party or its Permitted Recipient, other than under an obligation of confidentiality at the time that such Party obtains such information;
(b)was generally available to the public or otherwise part of the public domain at the time that such Party obtains such information;
(c)became generally available to the public or otherwise part of the public domain after its obtaining and other than through any act or omission of such Party in breach of this Agreement;
(d)was disclosed to such Party or its Permitted Recipient, other than under an obligation of confidentiality, by a Third Party who had no obligation to such Party not to disclose such information to others; or
(e)was independently discovered or developed by a Party or its Permitted Recipient without the use of or reference to the Solely Owned Confidential Information or Jointly Owned Confidential Information.
13.3Authorized Disclosure.
(a)The receiving Party may disclose the Confidential Information of the other Party to its Affiliates and its or their respective employees, consultants, or Subcontractors solely on a need-to-know basis for the purpose of conducting the receiving Party’s activities under this Agreement (collectively “Permitted Recipient”) that (1) any such Permitted Recipient must be bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of its Permitted Recipient with such obligations.
(b)Further, the receiving Party may, without the prior written consent of the other Party but on not less than [***]’ prior written notice of such disclosure; or (where it is not possible to give such prior notice) with notification to the other Party in writing within [***] of such disclosure, disclose the Solely Owned Confidential Information of the other Party or the Jointly Owned Confidential Information to the extent such disclosure is reasonably necessary in the following instances:
i.prosecuting or defending litigation;
ii.complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed, whereby each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable, and to the extent possible, at least [***] prior to such disclosure;
iii.disclosure, in connection with the performance of this Agreement, to ethics committees and institutional review boards (collectively,

“IRBs”), institutional biosafety committees (“IBCs”), CROs, and investigators involved with the Clinical Trials set forth in an R&D Plan, each of whom prior to disclosure must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 13 under the responsibility of the receiving Party;
iv.disclosure that is deemed necessary by either Party to be disclosed to its respective Affiliates, agents, consultants or actual or prospective licensees (or other bona fide collaborators) in furtherance of the development, manufacture, licensing and/or commercialization of such Party’s proprietary products or technologies, on the condition that such Third Parties are authorised undertake such activities and to receive such a disclosure under this Agreement and agree to be bound by confidentiality and non-use obligations that are substantially consistent with (and no less onerous than) the confidentiality and non-use provisions contained in this Agreement;
v.disclosure to its attorneys, accountants, auditors and other advisors on a need to know basis provided such individuals or entities are bound to confidentiality and nondisclosure requirements by professional rules of conduct or nondisclosure agreements under the responsibility of the receiving Party, and to actual or prospective acquirers, lenders, financers, or investors as may be necessary to comply with the terms, or in connection with their evaluation, of such potential or actual acquisition, loan, financing, or investment; on the condition that such acquires, lenders, financers, or investors agree to be bound by confidentiality and non-use obligations that are substantially consistent with the confidentiality and non-use provisions contained in this Agreement under the responsibility of the receiving Party;
vi.disclosure entailed by filing and prosecuting Patent Rights as contemplated by Section 12 hereof;
vii.disclosure to Regulatory Authorities in connection with the Development of a Collaboration Product, in particular conduct of Clinical Trials, including disclosure of relevant safety information related to the Clinical Trials set forth in an R&D Plan to investigators, institutional review boards and/or ethics committees and Regulatory Authorities; and
viii.disclosure on www.clinicaltrials.gov or other comparable European or national websites.
13.4Press Releases. The Parties agree to issue an initial joint press release at or shortly after the Effective Date within the time-period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance with this Section.

13.5Publications.
(a)During the Term, the disclosure by either Party relating to any aspect of the Collaboration, including a Collaboration Product in any publication or presentation shall be in accordance with the procedure set forth in this Section. Prior to either Party’s exercise of its Exit Decision, a Party (“Publishing Party”) shall provide the JSC with a copy of any proposed publication or presentation at least [***] prior to submission for publication or presentation to provide the JSC with an opportunity to review and approve the Publishing Party’s proposed publication or presentation. The Publishing Party may not publish any publication or presentation without the JSC’s review and approval and the approval of both Parties.
(b)If the JSC notifies the Publishing Party in writing, within [***] after the Publishing Party’s submission of the copy of the proposed publication or presentation to the JSC, that such publication or presentation, (i) contains an invention, solely or jointly conceived or reduced to practice by the non-Publishing Party, for which the non-Publishing Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the non-Publishing Party to the Publishing Party, the Publishing Party shall prevent or delay such publication or presentation for a period of time specified by the JSC. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the Publishing Notice.
(c)After either Party’s exercise of an Exit Decision only the Continuing Party shall have the right to publish in connection with a Collaboration Product or the wider Collaboration as it relates to that Collaboration Product, including with respect to any Joint IPR, and the Exiting Party shall not make any publication or presentation relating to any Collaboration Product or the wider Collaboration as it relates to that Collaboration Product, including with respect to any Joint IPR.
(d)In the event that a Party desires to use the other Party’s trademark for any publication, communication or other public disclosure, such Party shall obtain the prior written consent of the other Party for such use.
13.6The Parties agree that all Confidential Information containing personal data shall be handled in accordance with any and all Applicable Laws, including without limitation, Data Protection Applicable Laws and any other laws related to privacy.
Section 14
REPRESENTATIONS AND WARRANTIES
14.1Authority and Binding Agreement. Molecular Partners and Orano Med each represents and warrants to the other that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the applicable court.
14.2No Conflicts. Molecular Partners and Orano Med each represents and warrants that, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Without limiting the foregoing, Molecular Partners represents and warrants that the Existing Contract does not conflict with this Agreement.
14.3No Adverse Proceedings. Except as otherwise notified in writing to the other Party on and before the execution of this Agreement, to the best of its knowledge, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement, including without limitation such claims for its Background IPR infringing the Third Party’s IPR.
14.4No Debarment. Each Party hereby certifies to the other that it has not used, and will not use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under any element of the Collaboration and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification.
14.5Personal Data. Molecular Partners and Orano Med each represents and warrants that it shall comply with any Data Protection Applicable Laws of the related countries or jurisdiction to use, disclose, process, transfer or administrate any personal data for the purpose of the Collaboration, and, if necessary, separately enter into the agreement(s) of the detailed terms and conditions for such personal data to satisfy and comply with all the requirements under the respective Data Protection Applicable Laws, including without limitation GDPR. Each Party shall cooperate with each other in good faith in ensuring compliance with the Data Protection Applicable Laws.
14.6Ethical Business Practices.
(a)Molecular Partners and Orano Med each represents and warrants that neither it nor its Affiliates will promise, offer or make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement, to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such payment would constitute a violation of any Applicable Law. In addition, regardless of legality, neither it nor its Affiliates will promise, offer or make any payment either directly or indirectly to Officials if such payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement.

(b)Each Party represents and warrants that it shall comply at all times with all applicable laws and regulations, including, but not limited to, those pertaining to export control and those preventing and fighting against corruption and influence peddling (French Sapin II law, US FCPA, UK Bribery Act), bribery, money laundering, extortion, embezzlement, rebate payoff, influence payment, kickback, or other unlawful payment, facilitation payments, and shall take reasonable measures to ensure their respective shareholders, directors, officers, employees, agents, representatives and subcontractors, so comply. From the Effective Date, each Party undertakes to inform the other Party without any delay, of any event which would contradict the declarations and guarantees defined in this Article 14.6. In the event that a Party is determined by final judicial decision to have violated the requirements of this Article and fails to cure same within [***] after written notice from the other Party, and to the reasonable satisfaction of such other Party, such other Party may, by prior written notice, and in addition to any other rights or remedies, terminate this Agreement, for cause.
(c)Without limiting the foregoing, each Party undertakes and warrants to comply with the principles set forth in their respective codes of ethics and business conduct which for Orano Med is available on the website www.orano.group and for Molecular Partners is available at Ethics & Compliance | Molecular Partners, in each case to the extent applicable to the activities covered under this Agreement.
14.7Compliance with Applicable Law. Molecular Partners and Orano Med each represents and warrants that it and its Affiliates will perform their obligations under this Agreement and each R&D Program and R&D Plan in accordance with Applicable Laws and that each Party has and will maintain all applicable Regulatory Approvals required to conduct its activities under this Agreement.
14.8No Knowledge of Infringement. Orano Med represents and warrants that as of the Effective Date and to its actual knowledge the practice of the Orano Med Background Technology to the extent required for the Exploitation of the Collaboration Product does not infringe any issued Patent Rights of any Third Party or, if and when issued, any claim within any patent application of any Third Party. Molecular Partners represents and warrants that as of the Effective Date and to its actual knowledge the practice of the Molecular Partners Background Technology to the extent required for the Exploitation of the Collaboration Product does not infringe any issued Patent Rights of any Third Party or, if and when issued, any claim within any patent application of any Third Party.
14.9NO WARRANTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, WITH RESPECT TO THE COLLABORATION PRODUCT.
Section 15
INDEMNIFICATION
15.1Orano Med Indemnification. Orano Med hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Molecular Partners, its Affiliates, and its and their agents, directors, officers, and employees (the “Molecular Partners Indemnitees”) from and against any and all documented liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from any suits, claims, actions and demands from a Third Party (each, a “Third Party Claim”) to the extent that they arise or result from (a) the gross negligence or intentional misconduct of Orano Med, any Orano Med Indemnitee conducting activities on behalf of Orano Med under this Agreement; or (b) any material breach by Orano Med of any representation, warranty or covenant under this Agreement; but excluding, in each case, any such Losses to the extent arising from Molecular Partners’ breach of its obligations under this Agreement.
15.2Molecular Partners Indemnification. Molecular Partners hereby agrees to Indemnify Orano Med, its Affiliates, and its and their agents, directors, officers, and employees (the “Orano Med Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) the gross negligence or intentional misconduct of Molecular Partners, any Molecular Partners Indemnitee conducting activities on behalf of Molecular Partners under this Agreement; or (b) any material breach, by Molecular Partners of any representation, warranty or covenant under this Agreement; but excluding, in each case, any such Losses to the extent arising from Orano Med’s breach of its obligations under this Agreement.
15.3Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) promptly notifying the Indemnifying Party in writing that the Party seeking indemnification has received the Third Party Claim; provided that, any delay in complying with the requirements of this Section 15.3(a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay; (b) permitting the Indemnifying Party to assume, if it requests so, full control and responsibility to investigate, prepare for and defend against any such Third Party Claim; (c) providing necessary information and reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Third Party Claim; and (d) not compromising or settling such Third Party Claim without the Indemnifying Party’s written consent, provided that such consent shall not be unreasonably withheld nor delayed. The Party seeking indemnification shall, in order to receive the Indemnification for the Loss, provide the Indemnifying Party with the written evidence for any Loss incurred to such Party.
15.4Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 15.1, 15.2 and/or 15.3 to any particular Loss, the Parties may conduct separate defences of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 15.1, 15.2 and/or 15.3 upon resolution of the underlying claim.
15.5Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder. The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.
15.6LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).
EACH PARTY’S MAXIMUM, CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THE COLLABORATION PURSUANT TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE RELATING THERETO, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY, INDEMNITY OR OTHERWISE), WILL NOT EXCEED FOR ALL CLAIMS UNDER THE COLLABORATION [***], PROVIDED, HOWEVER, SUCH LIMITATION SHALL NOT APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATION ARISING OUT OF, RELATING TO OR RESULTING FROM (1) ANY BREACH OF SUCH PARTY’S EXCLUSIVITY OBLIGATIONS, REPRESENTATIONS AND WARRANTIES AND CONFIDENTIALITY OBLIGATIONS, OR (2) THIRD PARTY CLAIMS OR (3) GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
NOTHING IN THIS SECTION 15.6 SHALL LIMIT OR RESTRICT A PARTY’S LIABILITY TO THE EXTENT THAT IT MAY NOT BE SO EXCLUDED UNDER APPLICABLE LAWS, IN PARTICULAR UNDER BELGIAN LAW, INCLUDING (I) ANY STATUTORY LIABILITY UNDER MANDATORY LAWS, SUCH AS PRODUCT LIABILITY, PHARMACEUTICAL LIABILITY ETC. AND (II) ANY LIABILITY IN TORT FOR DEATH OR PERSONAL INJURY CAUSED BY THAT PARTY’S NEGLIGENCE, OR LIABILITY FOR FRAUD.
FOR THE SAKE OF CLARITY, NOTHING CONSTRUED HEREIN SHALL PREVENT EITHER PARTY’S RIGHT TO SEEK PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF, WITHOUT THE NECESSITY OF PROVIDING ACTUAL DAMAGES. SUCH RIGHT SHALL BE CUMULATIVE AND IN ADDITION TO ANY OTHER RIGHTS OR REMEDIES TO WHICH EITHER PARTY MAY BE ENTITLED.
Section 16
TERM AND TERMINATION
16.1Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 16.2, 16.3, or 16.4 or any other termination right expressly stated in this Agreement by the Parties in writing, shall continue in effect in respect of each Collaboration Product from the Effective Date until completion of all Commercialization activities for such Collaboration Product (the “Term”).
16.2Termination for Material Breach.
(a)Notice and Cure Period. If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party written notice specifying the nature of such material breach. The Breaching Party shall have a period of [***] after receipt of such notice to cure such material breach (the “Cure

Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.
(b)Termination Right. The Non-Breaching Party shall have the right to terminate this Agreement in respect of any Collaboration Product or country or countries in the Territory directly affected by the material breach (provided that with respect to any country, the materiality of the breach will be assessed at the level of the country), upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided, however, that if such breach is capable of cure but cannot reasonably be cured within the Cure Period, and the Breaching Party notifies the Non-Breaching Party of its intent to cure such material breach, commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party shall have an additional [***] to cure such breach. If a dispute over such termination occurs between the Parties and such dispute is submitted to the arbitration pursuant to Section 17.3, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 17.4, as applicable, resulting in a determination that there has been a material breach that was not cured within the Cure Period.
16.3Termination for Bankruptcy. Either Party may terminate this Agreement by providing a written notice to the other Party at any time if, (i) the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, (ii) the other Party proposes a written agreement of composition or extension of its debts, (iii) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within [***] after the filing thereof, (iv) the other Party proposes or becomes a party to any dissolution or liquidation, or (v) the other Party makes an assignment for the benefit of its creditors.
16.4Other Termination Rights.
(a)The Agreement may, without any cause, be terminated by the mutual written consent of the Parties on a Collaboration Product-by-Product basis.
(b)At any time after the earlier of (i) [***] or (ii) [***].
16.5General Effects of Termination.
(a)Accrued Rights and Obligations. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement has conferred on such Party. Such obligations and rights shall survive termination of this Agreement. Termination of this Agreement by either Party shall be in addition to and not in lieu of any other remedies available to such Party, at law and in equity.
(b)Survival. The following Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Sections 2.4 (to the extent provided in Section 2.4(c)) and 2.6, Section 5 (in relation to

Collaboration Costs validly incurred prior to expiration or termination of this Agreement), Section 7, Section 9, Section 10, Section 11, Section 12, Section 13, Section 15, Section 16 and Section 17, as well as any other Sections of this Agreement which expressly or by implication are intended to survive expiration or termination of the Agreement and each Section necessary for a Party to enforce the foregoing provisions.
16.6Consequences in case of termination pursuant to Section 16.2 or 16.4(b). Upon any termination of this Agreement pursuant to Section 16.2 by the non-breaching Party or pursuant to Section 16.4(b) by the Continuing Party, the non-breaching Party or, as applicable, the Exiting Party (“Assuming Party”) shall be entitled to take over the exploitation of the respective Collaboration Product(s) from the other Party (“Causing Party”) subject to the following provisions (on a country-by-country or Collaboration Product-by-Collaboration Product basis (as applicable)), unless otherwise provided in the applicable License and Supply Agreements:
(a)all licenses granted by one Party to the other Party under this Agreement shall terminate and revert to the granting Party;
(b)to the extent permitted by Applicable Law, and upon written request by the Assuming Party, the Causing Party shall transfer to the Assuming Party all Regulatory Documentation and Regulatory Approvals prepared or obtained by or on behalf of the Causing Party prior to the date of such termination, to the extent transferable;
(c)upon written request by the Assuming Party, the Causing Party shall transfer to the Assuming Party [***];
(d)upon written request by the Assuming Party and subject to the payment by the Assuming Party to the Causing Party of compensation for such license under the Reversion Terms, the Causing Party shall grant to the Assuming Party [***]. This licence shall not extend to any Exploitation of the respective IPR outside of such Collaboration Product (e.g., they shall not extend to the use of components of such Collaboration Product outside of the respective Collaboration Product or on their own);
(e)upon written request by the Assuming Party within [***] after termination, the Causing Party shall provide [***];
(f)the Causing Party shall return to the Assuming Party (or at the Assuming Party’s request, destroy) all relevant records and materials in its possession or Control containing or comprising the Know-How or other Confidential Information of the Assuming Party; and
(g)the Causing Party, its Affiliates or its sublicensees shall cease all Commercialization of Collaboration Products in the Territory (or applicable country in the Territory) in a prompt manner and in accordance with Applicable Laws
16.7Consideration Payable by the Assuming Party. With regard to the consideration payable by the Assuming Party for the Causing Party’s obligations set forth in Section 16.6, the Parties shall use good faith efforts to negotiate and agree upon [***] (the “Reversion Terms”), within [***] (or such longer period of time agreed by the Parties) following the effective date of termination. If the Parties are unable to agree on the Reversion Terms [***].

Section 17
MISCELLANEOUS
17.1Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to the Collaboration from the Effective Date forward. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter, save to the extent the same may be modified by the Clinical Supply Agreement, Commercial Supply Agreement and License Agreement contemplated by the Parties once the same are agreed by the Parties and in force. Save as aforesaid, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.
17.2Governing Law. Injunctive relief. This Agreement shall be governed and construed in accordance with the internal laws of Belgium, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.
17.3Dispute Resolution. Unless otherwise provided in this Agreement, in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), the Parties shall refer the Dispute to the Executive Officers (or designees with similar authority to resolve such Dispute), who shall attempt in good faith to resolve such Dispute. If the Executive Officers cannot resolve such Dispute within [***] of the matter being referred to them in writing, then such Dispute is to be settled by binding arbitration in Brussels, Belgium in accordance with the Rules of Arbitration of the International Chamber of Commerce as in effect on the date of signing of this Agreement, except as modified herein. The arbitration tribunal shall consist of three (3) arbitrators with each Party appointing one (1) arbitrator and the two (2) arbitrators thus appointed choosing the third arbitrator who will act the presiding arbitrator of the arbitration tribunal. The language of the arbitration shall be English. The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
17.4Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides written notice of the prevention to the other Party. For purposes of this Agreement, force majeure shall mean acts of God, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties. In the event of force majeure, either Party, as the case may be, will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as such Party is so disabled, up to a maximum of [***], after which time the Party not affected by the force majeure may terminate this Agreement. To the extent possible, each Party will use Commercially Reasonable Efforts to minimize the duration of any force majeure.
17.5Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered, except in the event this Agreement specifies, or the Parties mutually agree in writing that, the notice may be delivered by email. Unless otherwise specified by one Party to the other in writing, the respective mailing addresses of the Parties shall be as described below.
For Molecular Partners:    [***]
With a copy to:    [***]
For Orano Med:    [***]
With a copy to:    [***]
Any such communication shall be deemed to have been received when delivered or when transmitted in the case of permitted email. It is understood and agreed that this Section 17.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
17.6No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
17.7No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).
17.8Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency under this Agreement. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.

17.9Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder (including any licensed IPR) may be assigned by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such consent shall not be required for an assignment by a Party (a) to an Affiliate of the assigning Party (provided, however, that a Party assigning to an Affiliate shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate), or (b) subject always to Section 2.5 above, to any Third Party in a Change of Control, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. An assignment to an Affiliate shall terminate, and all rights so assigned shall revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party. Any attempted assignment in violation hereof shall be void ab initio and of no effect.
17.10Headings. The captions to the several Sections and Sections hereof are not a part of this Agreement but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
17.11Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
17.12Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
17.13No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties, and they shall not be construed as conferring any rights on any other parties.
17.14Construction.
(a)General. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Section or Exhibit means a Section or Section of, or Exhibit to, this Agreement and all subsections thereof, unless another agreement is specified; (b) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto; (c) words in the singular or plural form include the plural and singular form, respectively; (d) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; and (e) the words “hereof,” “herein,”

“hereunder,” “hereby” and derivative or similar words refer to this Agreement. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).
(b)No Response. Where a provision of this Agreement provides for a Party to respond within a designated period following written notice from the other Party, and if such Party fails to respond, then the failure to respond shall not be deemed to create or imply (except where expressly stated otherwise in this Agreement): (i) that the non-responding Party agrees or disagrees with the proposed action to be taken by the other Party, (ii) any amendment, change or waiver of the terms of this Agreement, or (iii) any consent that an action proposed to be taken may be taken if it conflicts with the terms of this Agreement and/or waiver of any rights it may have to seek remedies at law or in equity for breach of this Agreement as a result of the action taken.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Molecular Partners /s/ Patrick Amstutz Name: Patrick Amstutz Title: CEO, Molecular Partners Date: 5/1/2024 | 17:34:57 CET	Orano Med /s/ Julien Dodet Name: Julien Dodet Title: CEO, Orano Med Date: 5/1/2024 | 17:55:15 CET
/s/ Michael Pitzner Name: Michael Pitzner Title: General Counsel, Molecular Partners Date: 5/1/2024 | 17:35:40 CET
Attached:
i)    Exhibit A – Existing Contracts;
ii)    Exhibit B – R&D Plan;
iii)    Exhibit C – R&D Budget;
iv)    Exhibit D - Manufacturing Key Terms;
v)    Exhibit E - Certain Commercialization Key Terms; and
vi)    Exhibit F – Launch Preparedness Plan.

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EXHIBIT A – EXISTING CONTRACTS
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EXHIBIT B – R&D PLAN
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EXHIBIT D - MANUFACTURING KEY TERMS
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EXHIBIT E - CERTAIN COMMERCIALIZATION KEY TERMS
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EXHIBIT F – LAUNCH PREPAREDNESS REQUIREMENTS
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